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                                                                     EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CITRIX SYSTEMS, INC.,

                           EAC ACQUISITION CORPORATION

                                       AND

                              EXPERTCITY.COM, INC.



                          Dated as of December 18, 2003





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                                TABLE OF CONTENTS
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ARTICLE I THE MERGER..............................................................................................2

         1.1      The Merger......................................................................................2
         1.2      Effective Time..................................................................................2
         1.3      Effect of the Merger............................................................................2
         1.4      Certificate of Incorporation; By-laws...........................................................2
         1.5      Directors and Officers..........................................................................3
         1.6      Merger Consideration; Effect on Capital Stock...................................................3
         1.7      Dissenting Shares...............................................................................8
         1.8      Surrender of Certificates.......................................................................9
         1.9      No Further Ownership Rights in Company Capital Stock...........................................10
         1.10     Lost, Stolen or Destroyed Certificates.........................................................10
         1.11     Taking of Necessary Action; Further Action.....................................................10
         1.12     LLC Merger.....................................................................................11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................11

         2.1      Organization of the Company....................................................................11
         2.2      Subsidiaries...................................................................................11
         2.3      Company Capital Structure......................................................................11
         2.4      Authority......................................................................................13
         2.5      No Conflict....................................................................................14
         2.6      Consents.......................................................................................14
         2.7      Company Financial Statements and Internal Controls.............................................15
         2.8      No Undisclosed Liabilities.....................................................................16
         2.9      Absence of Certain Changes.....................................................................16
         2.10     Accounts Receivable............................................................................19
         2.11     Restrictions on Business Activities............................................................19
         2.12     Title to Properties; Absence of Liens and Encumbrances.........................................20
         2.13     Governmental Authorization.....................................................................21
         2.14     Intellectual Property..........................................................................22
         2.15     Product Warranties; Defects; Liabilities.......................................................25
         2.16     Agreements, Contracts and Commitments..........................................................25
         2.17     Change of Control Payments.....................................................................27
         2.18     Interested Party Transactions..................................................................27
         2.19     Compliance with Laws...........................................................................27
         2.20     Litigation.....................................................................................28
         2.21     Insurance......................................................................................28
         2.22     Minute Books...................................................................................28
         2.23     Environmental Matters..........................................................................28
         2.24     Brokers' and Finders' Fees.....................................................................29
         2.25     Employee Matters and Benefit Plans.............................................................29

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         2.26     Employment Matters.............................................................................32
         2.27     Foreign Corrupt Practices Act..................................................................35
         2.28     Approvals......................................................................................35
         2.29     Representations Complete.......................................................................35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................................35

         3.1      Organization of Parent and Merger Sub..........................................................35
         3.2      Authority......................................................................................35
         3.3      Parent Common Stock............................................................................36
         3.4      SEC Filings; Parent Financial Statements.......................................................36
         3.5      No Material Adverse Change.....................................................................37
         3.6      Capitalization.................................................................................37
         3.7      Brokers' and Finders' Fees.....................................................................37
         3.8      No Conflict....................................................................................37
         3.9      Financing......................................................................................38

ARTICLE IV SECURITIES ACT COMPLIANCE; STOCKHOLDER APPROVAL.......................................................38

         4.1      Securities Act Exemption.......................................................................38
         4.2      California Permit; Fairness Hearing............................................................38
         4.3      Registration Statements........................................................................39
         4.4      Stockholder Approval...........................................................................40

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME....................................................................41

         5.1      Conduct of Business of the Company and Subsidiaries............................................41

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................43

         6.1      Access to Information..........................................................................43
         6.2      Confidentiality................................................................................43
         6.3      Public Disclosure..............................................................................43
         6.4      Consents.......................................................................................43
         6.5      Blue Sky Laws..................................................................................44
         6.6      Conditions to the Merger; Further Assurances...................................................44
         6.7      Notification of Certain Matters................................................................44
         6.8      Company Affiliates.............................................................................44
         6.9      [RESERVED].....................................................................................45
         6.10     Non-Disclosure, Non-Competition and Developments Agreements....................................45
         6.11     Benefit Arrangements...........................................................................45
         6.12     Exercise of Outstanding Standard Options.......................................................46
         6.13     Conversion of Preferred Stock..................................................................46
         6.14     Termination of Company Investor Rights.........................................................46
         6.15     No Solicitation................................................................................47
         6.16     Resignation of Officers and Directors..........................................................48
         6.17     HSR Act........................................................................................48
         6.18     Indemnification of Company Officers and Directors..............................................49
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ARTICLE VII--TAX MATTERS.........................................................................................50

         7.1      Tax Representations............................................................................50
         7.2      Tax Covenants..................................................................................53

ARTICLE VIII CONDITIONS TO THE MERGER............................................................................54

         8.1      Conditions to Obligations of Each Party to Effect the Merger...................................54
         8.2      Additional Conditions to Obligations of the Company............................................54
         8.3      Additional Conditions to the Obligations of Parent and Merger Sub..............................55

ARTICLE IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ESCROW........................58

         9.1      Survival of Representations, Warranties and Covenants..........................................58
         9.2      Indemnification................................................................................58
         9.3      Limitations....................................................................................59
         9.4      Procedures.....................................................................................59
         9.5      Stockholder Representative; Power of Attorney..................................................61
         9.6      No Subrogation.................................................................................62

ARTICLE X TERMINATION, AMENDMENT AND WAIVER......................................................................63

         10.1     Termination....................................................................................63
         10.2     Effect of Termination..........................................................................64
         10.3     Amendment......................................................................................65
         10.4     Extension; Waiver..............................................................................65

ARTICLE XI GENERAL PROVISIONS....................................................................................66

         11.1     Notices........................................................................................66
         11.2     Interpretation.................................................................................67
         11.3     Counterparts...................................................................................67
         11.4     Entire Agreement; Assignment...................................................................67
         11.5     Severability...................................................................................67
         11.6     Other Remedies.................................................................................68
         11.7     Governing Law..................................................................................68
         11.8     Rules of Construction..........................................................................68
         11.9     Specific Performance...........................................................................68
         11.10    Definitions....................................................................................68
         11.11    Other Defined Terms............................................................................73
         11.12    Expenses.......................................................................................75
         11.13    Parties in Interest............................................................................75

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of December 18, 2003 by and among Citrix Systems, Inc., a Delaware corporation ("PARENT"), EAC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), Expertcity.com, Inc., a Delaware corporation (the "COMPANY"), Edward G. Sim as stockholder representative (the "STOCKHOLDER REPRESENTATIVE"), and Andreas von Blottnitz as the initial Contingent Consideration Representative.

                                    RECITALS

         A Parent, Merger Sub and the Company intend to effect a merger (the "MERGER") of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), and to the extent applicable the California General Corporation Law (the "CGCL"), with the Company to be the surviving corporation of the Merger. Following the Merger, Parent will merge (the "LLC MERGER") the Surviving Corporation with and into a Delaware limited liability company wholly-owned by Parent (the "LLC"), with the LLC to be the surviving entity of the LLC Merger.

         B The Merger and the LLC Merger are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

         C The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

         D The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement.

         E Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, each of the Persons listed on SCHEDULE 1 hereto is entering into a Voting Agreement in the form attached hereto as EXHIBIT A (the "VOTING AGREEMENT").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:



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                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION."

         1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts unless another place or time is agreed to by Parent and the Company; PROVIDED, HOWEVER, that if the Closing would otherwise occur during the Earnings Period, the Closing shall be deferred until the first Business Day following the Earnings Period. The date upon which the Closing occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as EXHIBIT B (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Corporation.

         1.4 CERTIFICATE OF INCORPORATION; BY-LAWS.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Expertcity.com, Inc."

                  (b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Surviving Corporation until thereafter amended.



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         1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

         1.6 MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK.

                  (a) MERGER CONSIDERATION. The aggregate consideration (the "MERGER CONSIDERATION") to be paid by Parent and Merger Sub in the Merger to holders of outstanding shares of Company Capital Stock shall be (x) $225 million plus the Option Proceeds less the Acquisition Expenses and less the Medicare Amount (the "INITIAL MERGER CONSIDERATION") plus (y) the Contingent Consideration. The Merger Consideration shall be payable in cash and in shares of common stock of Parent, par value $.001 per share (the "PARENT COMMON STOCK"), as set forth in this Section 1.6.

                  (b) EFFECT ON COMPANY CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock (the "STOCKHOLDERS"), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.8 hereof, the Per Share Initial Merger Consideration and the Per Share Contingent Consideration, in each case upon the terms and subject to the conditions set forth in this Agreement, including without limitation this Section 1.6 and the escrow provisions set forth in
Article IX hereof.

                      The Per Share Initial Merger Consideration shall be payable in a combination of cash and shares of Parent Common Stock, with (i) the cash portion (the "CASH CONSIDERATION") being an amount of cash equal to the product obtained by multiplying (x) the Per Share Initial Merger Consideration by (y) the Applicable Fraction and (ii) the stock portion (the "STOCK CONSIDERATION") being a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Per Share Initial Merger Consideration less the Cash Consideration by (y) the Parent Average Closing Price. The Per Share Contingent Consideration shall be payable in shares of Parent Common Stock valued at the Parent Average Closing Price as set forth in Section 1.6(f).

                  (c) COMPANY STANDARD OPTIONS. The Company shall take all action necessary or required under the Standard Option Plan and the option agreements representing the Standard Options (the "OPTION AGREEMENTS") to (i) accelerate the vesting of all Standard Options effective as of immediately prior to the Effective Time; (ii) cause such Standard Options to be exercised, and if not exercised terminated, effective as of immediately prior to the Effective Time; and (iii) terminate the Standard Option Plan effective as of immediately prior to the Effective Time.



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                  (d) REDESIGNATION. Notwithstanding any other provision of this
Section 1.6, if Parent and the Stockholder Representative reasonably conclude that the aggregate fair market value as of the Closing Date of the Parent Common Stock issuable at the Effective Time (I.E., excluding the Contingent Consideration) to the Stockholders pursuant to this Section 1.6 (the "CONTINUITY SHARES") is less than 45% of the sum of (A) the aggregate fair market value as of the Closing Date of the Continuity Shares and (B) the aggregate Cash Consideration payable to the Stockholders pursuant to this Section 1.6, including the Escrow Amount otherwise payable to the Stockholders, plus any other amounts described in Treasury Regulation Section 1.368-1(e) to the extent a proprietary interest in the Company would not be treated as preserved for purposes of applying Treasury Regulation Section 1.368-1(e) to the Merger as a result of the receipt of such amounts (including without limitation amounts payable with respect to Dissenting Shares) (the sum of (A) and (B) is referred to as the "TOTAL CONTINUITY MERGER CONSIDERATION"), then the Applicable Fraction shall be adjusted downward such that, after such adjustment, the Continuity Shares have an aggregate fair market value as of the Closing Date equal to 45% of the Total Continuity Merger Consideration; PROVIDED, HOWEVER, that in no event shall the Applicable Fraction with respect to any share of Company Capital Stock that was acquired pursuant to the exercise, during the period from the date of this Agreement through and including the Closing, of a Nonstatutory Option be reduced. Parent and the Stockholder Representative shall be responsible for all computations contemplated by this Section 1.6(d) and all such computations shall be conclusive and binding on the Stockholders. For the purposes of the redesignation calculations set forth in this Section 1.6(d), (i) all Dissenting Shares shall be deemed to be receiving only Cash Consideration, and (ii) appropriate adjustments shall be made to the extent Parent and the Stockholder Representative determine that shares of Company Capital Stock acquired pursuant to the exercise of Standard Options should not be counted as outstanding for purposes of this Section 1.6(d).

                  (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Stockholder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Parent Average Closing Price.

                  (f) CONTINGENT CONSIDERATION.

                           (i) The Contingent Consideration shall be calculated
in accordance with SCHEDULE 1.6(F).

                           (ii) The right to receive the Contingent
Consideration, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued. The right to receive the Contingent Consideration pursuant to the Merger shall not be transferred or assigned, other than to Affiliates.

                           (iii) If at the end of any fiscal quarter during
2004, Surviving Business Revenue for such fiscal quarter (A) is not less than eighty percent (80%) of the forecast for that fiscal quarter as detailed in the


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Company's Business Plan provided to Parent prior to the date of this Agreement
(the "BUSINESS Plan") and Surviving Business Gross Margin for such fiscal quarter is not less than eighty-five percent (85%), then during 2004 Parent shall not cause fundamental business changes materially adversely affecting the Surviving Business' ability to meet the Business Plan without the express consent of the Contingent Consideration Representative (as defined below); and
(B) is less than the forecast for that fiscal quarter as detailed in the Business Plan, then Parent and the Contingent Consideration Representative shall discuss in good faith possible changes to the Business Plan.

                           (iv) The Contingent Consideration, if any, shall be
payable as follows:

                                    (A) Parent shall pay the Contingent
Consideration, if any, on a date that shall be no later than the sixtieth (60th) day after the final financial statements of the Surviving Business for the calendar year ending December 31, 2004 are released by the Surviving Business Auditors, and further provided that such date may be extended pursuant to
Section 1.6(f)(v)(B) (the "CONTINGENT CLOSING DATE"). Promptly after the Contingent Closing Date, Parent shall deposit with the Exchange Agent the shares of Parent Common Stock, if any, issuable as Contingent Consideration pursuant to this Section 1.6 for payment to the Stockholders in accordance with this Section
1.6. Such number of shares of Parent Common Stock shall be determined by dividing the Contingent Consideration determined pursuant to SCHEDULE 1.6(F) by the Parent Average Closing Price.

                                    (B) Only those Stockholders who have
properly transmitted their Certificate(s) to the Exchange Agent along with a duly completed and validly executed Letter of Transmittal as set forth in
Section 1.8 shall be entitled to receive the Contingent Consideration, if any, payable pursuant to this Agreement.

                           (v) (A) As soon as practicable following the end of
the twelve month period ending December 31, 2004, Parent shall cause the Surviving Business Auditors to review the financial statements for the Surviving Business for the year ending December 31, 2004, which statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the accounting principles and practices on the basis of which Parent's audited financial statements for the year ended December 31, 2004 are prepared. Parent shall use such financial statements to promptly prepare a written calculation of the Contingent Consideration, if any, payable in respect of such period and shall deliver a copy of such calculation with reasonable back-up data and a statement showing the method of computing the Contingent Consideration (if any) together with the audited financial statements of the Surviving Business to the President of the Surviving Business (the "CONTINGENT CONSIDERATION REPRESENTATIVE"), within thirty (30) days after such financial statements are released by the Surviving Business Auditors. In performing it duties under this Section 1.6(f), the Contingent Consideration Representative shall keep the Stockholder Representative reasonably informed and consider in good faith advice given by the Stockholder Representative.




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                                    (B) If the Contingent Consideration
Representative disagrees with Parent's calculation of Contingent Consideration, the Contingent Consideration Representative may, within ten (10) days after delivery of the documents referred to in Section 1.6(f)(v)(A), deliver a notice to Parent disagreeing with such calculation and setting forth the Contingent Consideration Representative's calculation of the Contingent Consideration. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Contingent Consideration Representative disagrees. Upon receipt of any such notice, the Contingent Closing Date specified in Section 1.6(f)(iv)(A) shall be extended as required until Parent and the Contingent Consideration Representative agree in writing to the calculation of Contingent Consideration.

                                    (C) If the Contingent Consideration
Representative shall have delivered a notice of disagreement within the ten (10) day period referred to in Section 1.6(f)(v)(B), the Contingent Consideration Representative and Parent shall, during the twenty (20) days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to determine the Contingent Consideration. If the Contingent Consideration Representative and Parent are unable to reach agreement concerning the Contingent Consideration during that period, they shall promptly thereafter cause KPMG, LLP (the "ACCOUNTING REFEREE") promptly to review the disputed items or amounts for the purpose of calculating the Contingent Consideration. In making such calculations, the Accounting Referee shall consider only those items or amounts in Parent's calculations of the Contingent Consideration as to which the Contingent Consideration Representative has disagreed in writing. The Accounting Referee shall deliver to the Contingent Consideration Representative and Parent as promptly as practicable a report setting forth the Accounting Referee's calculation of the disputed amounts. Such report shall be final and binding upon the Contingent Consideration Representative, Parent, the Surviving Business, the Stockholders, and all other parties to this Agreement. The Parent and the Stockholders shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee's review and report. The Stockholders' share of the costs will first be deducted from the Contingent Consideration and then from the Escrow Amount, subject to the limitations set forth in Section 9.5(b).

                           (vi) In the event that during fiscal year 2004, (i)
any two of the following employees of the Company are terminated for reasons other than "Cause" or terminate their employment for "Good Reason" (as such terms are defined in their respective employment agreements with Parent):
Andreas von Blotnitz, John Greathouse and Brian Donahoo, (ii) Parent shall sell or otherwise transfer for value all or substantially all of either the Company's stock or assets or Parent's assets, (iii) Parent shall merge or consolidate with another corporation and in connection therewith the holders of common stock of Parent shall receive, in exchange for their shares, cash or stock or other securities of another corporation, (iv) a tender offer shall be consummated resulting in a person, entity or group (as such term is used in Rule 13d-5(b) under the Exchange Act) beneficially owning (as such term is defined in Rule 13d-3 of the Exchange Act) more than 50% of the outstanding common stock of Parent, or (v) the Company or the business of the Company shall be acquired substantially in its entirety as a going concern, then in each such event, Parent shall pay the maximum Contingent Consideration ($12,000,000) to the Stockholders concurrently with the consummation of any such event.



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                           (vii) In the event that the Closing does not occur on
or prior to March 10, 2004, then Parent and the Contingent Consideration Representative shall in good faith discuss whether the terms of SCHEDULE 1.6(F) should be modified to reflect the delay in the Closing; and, if so determined by Parent and the Contingent Consideration Representative, then Parent and the Contingent Consideration Representative shall mutually agree on the terms of any such modification.

                  (g) TAX WITHHOLDING. Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Company determines it is required to deduct and withhold with respect to the making of such payment, or the exercise of Standard Options, under the Code or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any payment exceeds the cash portion of the consideration, if any, otherwise payable to such Person, Parent and the Company are hereby authorized to sell or otherwise dispose of at fair market value such portion of consideration as is necessary to provide sufficient funds to Parent or the Company, as the case may be, in order to enable it to comply with such deduction or withholding requirement.

                  (h) ESCROW. At Closing, Parent, on behalf of the Stockholders, shall deposit with the Escrow Agent $33,750,000 in cash (the "ESCROW AMOUNT"). Each Stockholder shall be deemed to have contributed his, her or its Pro Rata Portion of the Escrow Amount to provide a source of funding to the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to
Article IX. "PRO RATA PORTION" of the Escrow Amount shall mean, with respect to each Stockholder, that portion of the Escrow Amount equal to a fraction, the numerator of which is the value of the consideration to be received by such Stockholder pursuant to Section 1.6(b) and the denominator of which is the value of the consideration to be received by all Stockholders pursuant to Section 1.6(b). For purposes of calculating the value of the consideration to be received pursuant to the immediately preceding sentence, the value of each share of Parent Common Stock shall be the Parent Average Closing Price.

                  (i) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

                  (j) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.


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         1.7 DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who either has demanded and perfected appraisal or dissenters' rights for such shares in accordance with the DGCL or the CGCL, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights, or who, as of the Effective Time, retains the right to demand and perfect dissenters' rights under the CGCL (collectively, "DISSENTING SHARES"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable.

                  (b) Notwithstanding the provisions of subsection (a), if any Stockholder who holds Dissenting Shares as of the Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters' rights under the DGCL and the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 1.6 (including Section 1.6(h)), without interest thereon upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, demands for purchase by the Company of any shares of Company Capital Stock pursuant to the exercise of dissenters' rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or the CGCL, as applicable, on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for purchase under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock, demands for purchase of Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payments for such shares) (together "DISSENTING SHARE PAYMENTS"), Parent shall be indemnified under the terms of Article IX for the amount of such Dissenting Share Payments.

         1.8 SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate EquiServe, Inc. and EquiServe Trust Company, N.A. (collectively, "EQUISERVE") or, if not EquiServe, then a United States bank or trust company reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) EXCHANGE PROCEDURES. At the later of (i) the Effective Time and (ii) the completion of the redesignation calculations pursuant to
Section 1.6(d), but in no event more than two (2) Business Days following the Closing, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal (the "LETTER OF TRANSMITTAL") which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Cash Consideration. The Letter of Transmittal shall indicate that applicable withholding Taxes with respect to the exercise of Nonstatutory Options will be withheld from the Cash Consideration otherwise payable to each Stockholder that acquired shares of Company Common Stock pursuant to the exercise of a Nonstatutory Option. Upon delivery of a Letter of Transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent duly completed and validly executed in accordance with the instructions thereto, together with surrender of a Certificate (or Certificates) for cancellation, the Stockholder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock constituting the Stock Consideration and the Cash Consideration to which such holder is entitled pursuant to Section 1.6 (less the cash proceeds to be deposited with the Escrow Agent on such holder's behalf) and any cash in lieu of fractional shares as provided in Section 1.6(e), and the Certificate(s) so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration provided for in this Article I.

                  (c) PARENT TO PROVIDE PARENT COMMON STOCK AND CASH. Promptly after the Effective Time and the completion of the redesignation calculations pursuant to Section 1.6(d), Parent shall deposit with the Exchange Agent for exchange in accordance with this Section 1.8 the shares of Parent Common Stock issuable and Cash Consideration payable pursuant to Section 1.6 as Initial Merger Consideration in exchange for outstanding shares of Company Capital Stock; PROVIDED, HOWEVER, that, on behalf of the Stockholders, Parent shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 1.6(h) and
Article IX.

                  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.8. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock for cash.

                  (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

                  (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The shares of Parent Common Stock and cash amounts paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, cash and shares of Parent Common Stock, as may be required pursuant to Section 1.6; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (or the LLC, after the LLC Merger) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.12 LLC MERGER. Within ten (10) Business Days following the Closing Date, Parent will consummate the LLC Merger.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to such exceptions as are disclosed in the disclosure letter dated as of the date hereof and delivered herewith to Parent (the "COMPANY SCHEDULES") (each of which exceptions disclosed in one section of the Company Schedules shall be deemed disclosed in each other section provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

         2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the State of California and in each other jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and By-laws, each as amended to date and in full force and effect on the date hereof, to Parent. SCHEDULE 2.1 lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an employee.

         2.2 SUBSIDIARIES. The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has no Subsidiaries.

         2.3 COMPANY CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of:
31,552,548 shares of Common Stock, par value $0.001 per share (the "COMPANY COMMON STOCK"), of which 6,889,131 shares are issued and outstanding; and 8,223,726 shares of Preferred Stock, par value $0.001 per share (the "PREFERRED

STOCK"). Of the authorized Preferred Stock: 3,142,125 shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding; 1,552,031 shares have been designated Series B Preferred Stock, all of which shares are issued and outstanding; and 3,529,570 shares have been designated Series C Preferred Stock, all of which shares are issued and outstanding. No other shares of Preferred Stock are issued or outstanding. The Company Capital Stock, including all shares subject to the Company's right of repurchase, is held of record by the Persons, with the addresses of record and in the amounts set forth on SCHEDULE 2.3(A). All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws. All preferential rights of the Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Certificate of Incorporation of the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

                  (b) Except for the Company's 1998 Stock Plan (the "STANDARD OPTION PLAN"), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Standard Option Plan has been duly authorized, approved and adopted by the Company's board of directors and its stockholders and is in full force and effect. The Company has reserved a total of 5,999,602 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company under the Standard Option Plan, of which (i) 5,036,646 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised stock options granted pursuant to the Standard Option Plan (the "STANDARD OPTIONS"), (ii) 178,285 shares are available for grant but have not yet been granted pursuant to the Standard Option Plan, and (iii) 757,131 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Standard Option Plan. No outstanding Standard Option permits payment of the exercise price therefor by any means other than cash or check. All outstanding Standard Options (collectively, the "COMPANY OPTIONS") have been offered, issued and delivered by the Company in compliance in all material respects with all applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws. SCHEDULE 2.3(B) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an employee of the Company, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a Nonstatutory Option or an incentive stock option as defined in
Section 422 of the Code. Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock of any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as set forth in
SCHEDULE 2.3(B), (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, "co-sale" rights or "drag-along" rights) of any Company Capital Stock. The holders of Company Options and Preferred Stock have been or will be properly given, or shall have properly waived, any required notice prior to the Merger.

         2.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger, the Escrow Agreement, and any other agreements, certificates or documents contemplated thereby or hereby (collectively, the "RELATED AGREEMENTS" and each a "RELATED AGREEMENT") to which it is a party and to consummate the transactions contemplated hereby and thereby, other than the LLC Merger. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger, but excluding the LLC Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger, but excluding the LLC Merger), subject only to the approval of this Agreement and the Merger by the Stockholders. SCHEDULE 2.4 sets forth all votes, consents or approvals required of the Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, but excluding the LLC Merger. This Agreement, the Related Agreements and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity; PROVIDED, HOWEVER, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

         2.5 NO CONFLICT. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, By-laws or other charter documents of the Company or any of its Subsidiaries, (ii) any (x) mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license which is material and to which the Company or any of its Subsidiaries is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound or (y) any mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license described in Section 2.16 (each of the items described in clauses (x) and (y) being a "CONTRACT" and collectively the "CONTRACTS"), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). SCHEDULE 2.5 sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time.

         2.6 CONSENTS. Except as set forth in SCHEDULE 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY") or any third party, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the issuance of the California Permit by the California Department of Corporations, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

         2.7 COMPANY FINANCIAL STATEMENTS AND INTERNAL CONTROLS.

                  (a) SCHEDULE 2.7 sets forth (i) the audited balance sheet and the related audited statements of operations and cash flows of the Company for the fiscal years ended December 31, 2001 and December 31, 2002, and (ii) the unaudited balance sheet of the Company (the "COMPANY BALANCE SHEET") as of September 30, 2003 (the "BALANCE SHEET DATE") and the related unaudited statements of operations and cash flows of the Company and its Subsidiaries for the nine month period then ended (the financial statements referred to in items
(i) and (ii), collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are accurate in all material respects and have been prepared in accordance with generally accepted accounting principles effective in the United States ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly presented, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which were not material in amount or significance.

                  (b) The Company has in place effective "internal control over financial reporting" (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Since January 1, 2001, neither the Company nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any of their internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. During the periods covered by the Company Financial Statements, (i) there have been no changes in the Company's internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting; and (ii) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting have been reported to the Company's Board of Directors and the Company's external auditors, and any such reports are identified in SCHEDULE
2.7. To the Company's knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements involving the management of the Company or other employees of the Company who have a significant role in the Company's internal control over financial reporting.

                  (c) To the Company's knowledge, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Governmental Entity having jurisdiction over the Company, any of its Subsidiaries or any part of their respective operations. To the Company's knowledge, none of the Company, any Subsidiary or any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

                  (d) During the periods covered by the Company Financial Statements, the Company's external auditor was independent of the Company and its management. For purposes of this Section 2.7(d), "independent of the Company and its management" shall mean that the Company and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and any regulatory body claiming jurisdiction over the accounting profession as if the Company were an issuer with a class of securities registered pursuant to the Exchange Act during the periods covered by the Company Financials.

                  (e) SCHEDULE 2.7 sets forth any and all reports by the Company's external auditors to the Company's Board of Directors, or any committee thereof, or the Company's management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies, internal control over financial reporting, significant accounting estimates or judgements, alternative accounting treatments and any required communications with the Company's Board of Directors, or any committee thereof, or management of the Company.

         2.8 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 2.8, neither the Company nor any of its Subsidiaries has (a) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Company Financial Statements in accordance with GAAP), which (i) exceeds $100,000 individually or in the aggregate and (ii) has not (x) been reflected in the Company Balance Sheet or
(y) arisen in the ordinary course of the Company's business consistent with past practices since the Balance Sheet Date or (b) any "off-balance sheet arrangements" (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

         2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.9, since the Balance Sheet Date and through and including the date of this Agreement, there has not been, occurred or arisen any:

                  (a) transaction by the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practices;

                  (b) amendments or changes to the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries;

                  (c) capital expenditure or capital commitment by the Company or any of its Subsidiaries of $100,000 in any individual case or $200,000 in the aggregate;

                  (d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any one case, or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet;

                  (e) destruction of, damage to or loss of any material assets, business or customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

                  (f) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of its Subsidiaries, including without limitation charges of wrongful discharge, discrimination, or other unlawful labor and/or employment practices or actions;

                  (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;

                  (h) revaluation by the Company or any its Subsidiaries of any of their assets, including, without limitation, the writing down of the value of inventory or writing off of notes or accounts receivable, in any case in excess of $25,000 in the aggregate;

                  (i) declaration, setting aside or payment of a dividend in or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any Company Capital Stock, other than repurchases of Company Common Stock from employees, consultants or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, or any split, combination or reclassification of any Company Capital Stock, or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock;

                  (j) increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their officers, directors, employees, consultants, contractors, or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Options or any amendment of any vesting terms related to Company Options held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any Subsidiary, of a bonus or other additional salary or compensation to any such Person;

                 (k) employee terminations and/or layoffs other than in the ordinary course of business, and the Company and its Subsidiaries have preserved intact and kept available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings or for cause shall not constitute a violation of this clause (k);

                 (l) grant of any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Schedules or adoption or amendment of any employee benefit plan or severance plan or entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or employee or increase in the salaries, wage, rates or other compensation of employees, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in SCHEDULE 2.16;

                  (m) entering into of any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, or any termination, extension, amendment or modification of the terms of any Contract (including without limitation, any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument) to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, or any waiver, release or assignment of any material rights or claims thereunder;

                  (n) sale, lease, license or other disposition of any of the assets or properties of the Company or any of its Subsidiaries, or creation of any lien or security interest in such assets or properties, except sales of inventory in the ordinary course of business and consistent with past practices and sales of assets or properties not in excess of $50,000 in the aggregate;

                  (o) loan by the Company or any Subsidiary to any Person, incurring by the Company or any of its Subsidiaries of any indebtedness, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices;

                  (p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

                  (q) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its Subsidiaries or their affairs, or commencement or settlement of any litigation by the Company or any of its Subsidiaries;

                  (r) (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, other than in-bound "shrink wrap" end-user licenses, (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries or (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property with a third party;

                  (s) agreement or modification to any agreement pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of its Subsidiaries;

                  (t) except as set forth on SCHEDULE 2.3(B), issuance, grant, delivery or sale (or authorization of the same) by the Company of any Company Capital Stock, any Company Options, or any securities exchangeable, convertible or exercisable therefor, or any securities, subscriptions, warrants, options or rights to purchase any of the foregoing, or purchase or proposed purchase of any of the foregoing;

                  (u) event, occurrence, change, effect or condition of any character that has had or reasonably could be expected to have a Company Material Adverse Effect; or

                  (v) agreement (whether written or oral) by the Company or any of its Subsidiaries or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

         2.10 ACCOUNTS RECEIVABLE. SCHEDULE 2.10 lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and will be good and collectible in full in the normal course of business, except to the extent of any reserve for uncollectible accounts receivable set forth on the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

         2.11 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on
SCHEDULE 2.11, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing and except as set forth in SCHEDULE 2.11, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

         2.12 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

                  (a) (i) None of the real property, and leases and subleases of, and other interests in, real property, used or occupied by the Company or any of its Subsidiaries, in each case, together with all buildout, fixtures and improvements created thereon ("REAL PROPERTY") is owned by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries ever owned any Real Property. All of the Real Property is leased or subleased by the Company or one of its Subsidiaries, or the Company or one of its Subsidiaries has an interest in such Real Property pursuant to a warehousing, license or occupancy agreement ("LEASED REAL PROPERTY").

                       (ii) SCHEDULE 2.12(A)(II) sets forth all leases, subleases and other agreements pursuant to which the Company and each of its Subsidiaries derives its rights in the Leased Real Property (the "LEASES"), including, with respect to each such Lease, the identity of the landlord or sublandlord, the date of such Lease and each amendment thereto, the aggregate annual rent, and the address of all buildings.

                       (iii) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or any of its Subsidiaries or, to the Company's knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries or, to the Company's knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries and each landlord or sublandlord with respect to the Leased Real Property. All rent and other charges currently due and payable under the Leases have been paid.

                       (iv) The Company or one of its Subsidiaries is the holder of the tenant's interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the respective Lease terms. The Company or one of its Subsidiaries owns all trade fixtures, equipment and personal property located in the premises leased under the Leases and the landlords thereunder have no Lien thereon or claim thereto.

                  (b) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in SCHEDULE 2.12(B) and except for liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or any of its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted and (ii) in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition would not have a Company Material Adverse Effect.

                  (d) Neither the Company nor any of its Subsidiaries has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company's or any of its Subsidiaries current and former customers (the "COMPANY CUSTOMER INFORMATION"). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of its Subsidiaries possesses or has any claims or rights with respect to use of the Company Customer Information.

                  (e) Neither the Company nor any of its Subsidiaries is in default or breach of any agreement between the Company or any of its Subsidiaries and vendors of online or offline credit card payment services, including without limitation agreements between the Company and Wells Fargo Merchant Services, L.L.C., American Express, Discover Novus Network and iPayment, Inc. If any credit card payment services agreement to which the Company or any of its Subsidiaries currently is a party were terminated, the Company knows of no reason why the Company or any of its Subsidiaries would be unable to enter into alternative credit card payment services arrangements at least as favorable to the Company as any of its current credit card payment services arrangements. To the Company's knowledge, neither the Company nor any of its Subsidiaries is listed on a "global watch list" in connection with credit card charge-backs and/or retrieval requests. The Company's business as now being conducted and as now proposed to be conducted is not reasonably expected to produce excessive credit card charge-backs and/or retrieval requests (as defined under any agreement, terms, policies or conditions of any vendor of online or offline credit card payment services to the Company or any of its Subsidiaries) or to place the Company on any "global watch list" in connection with credit card charge-backs and/or retrieval requests.

         2.13 GOVERNMENTAL AUTHORIZATION. SCHEDULE 2.13 lists each material consent, license, permit, grant or other authorization issued to the Company or any of its Subsidiaries by a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets.

         2.14 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.14(A) lists: (i) all Company Registered Intellectual Property; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Company and any of its Subsidiaries; and
(iii) all licenses (in and out), sublicenses and other agreements to which the Company and any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto, other than in-bound "shrink-wrap" end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to customers.

                  (b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company or one of its Subsidiaries and their permitted successors pursuant to a valid and enforceable written license or other written grant of a right by a third party to use its proprietary information. Other than in-bound "shrink-wrap" end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to customers, all of the Company Intellectual Property that is used by the Company or any of its Subsidiaries pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in SCHEDULE 2.14(B). The Company and its Subsidiaries have all rights in the Company Intellectual Property necessary to carry out the Company's and the Subsidiaries' former and current activities and to produce, market, sell and license all products and services currently under development, including without limitation (except as noted in SCHEDULE 2.14(B)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                  (c) Except as set forth in SCHEDULE 2.14(C), the Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any Subsidiary is a party or otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such agreement in default thereunder. Following the Closing Date, except as set forth in SCHEDULE 2.14(C), the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any Subsidiary would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Except as set forth in
SCHEDULE 2.14(C), neither the Company nor any Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any Subsidiary or the Surviving Corporation, as successor to the Company or any Subsidiary, in the Company Intellectual Property.

                  (d) The use of the Company Intellectual Property by the Company and its Subsidiaries as currently used and as currently proposed to be used in products and services currently under development does not infringe any other Person's copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition, including without limitation any rights of the University of California. No funds or facilities of any university were used in the development of Company Intellectual Property. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any Subsidiary or, to the Company's knowledge, are threatened by any Person nor, to the Company's knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent and trademark applications, and neither the Company nor any Subsidiary is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company's knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

                  (e) Except as set forth on SCHEDULE 2.14(E), the Company and its Subsidiaries have secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and each Subsidiary and have provided true and complete copies of such assignments to Parent.

                  (f) Except as set forth in SCHEDULE 2.14(F), the transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company or any Subsidiary in any Company Intellectual Property.

                  (g) Except as set forth in SCHEDULE 2.14(G), the Company Intellectual Property owned by the Company or any Subsidiary is not subject to any source code escrow or similar agreement.

                  (h) The Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries.

                  (i) To the Company's knowledge, the Company Intellectual Property does not contain any "viruses." For the purposes of this Agreement, "virus" means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company's knowledge, none of the Company Intellectual Property contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party, other than functionality which allows the Company to disable a customer's service in the event the customer is in violation of the Company's terms of service, including failure to make timely payment.

                  (j) Except as set forth in SCHEDULE 2.14(J), the Company Intellectual Property does not include any Publicly Available Software. Neither the Company nor any of its Subsidiaries have used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software. No source code licensee of the Company has received from the Company or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

                  (k) None of the Company's or any of its Subsidiaries' professional services agreements with their customers, their agreements with merchants, their agreements with outside consultants for the performance of professional services on the Company's, Subsidiaries' or customers' behalf, nor any agreement or license with any end user or reseller of the Company's or any Subsidiary's products, confers upon any Person other than the Company or any Subsidiary any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

                  (l) Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any Person.

         2.15 PRODUCT WARRANTIES; DEFECTS; LIABILITIES. Each product (including any software product) manufactured, sold, licensed, leased or delivered by the Company or any Subsidiary (the "COMPANY PRODUCTS") has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. To the Company's knowledge, neither the Company nor any Subsidiary has any liability or obligation (nor is there any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. SCHEDULE 2.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.

         2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth on
SCHEDULE 2.16, neither the Company nor any of its Subsidiaries has, is a party to or is bound by:

                  (i) any collective bargaining agreement,

                  (ii) any employment or consulting agreement, contract or commitment with any officer, director, employee, contractor, consultant, advisor or member of the Company's or Subsidiaries' Board of Directors,

                  (iii) any bonus, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement that is not listed on SCHEDULE 2.25(A) or 2.9(J),

                  (iv) any commission and/or sales agreement with an employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any Subsidiary, that is not listed on SCHEDULES 2.26(B), 2.26(C) or 2.9(J),

                  (v) except for the Standard Option Plan, any agreement or plan, including without limitation any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements,

                  (vi) any fidelity or surety bond or completion bond,

                  (vii) any lease of personal property having a value individually in excess of $100,000,

                  (viii) any agreement of indemnification or guaranty to any third party, including, without limitation, with respect to e-Commerce activity,

                  (ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service,

                  (x) any agreement relating to capital expenditures and involving future payments in excess of $100,000,

                  (xi) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of the Company's or any Subsidiary's business or any agreement relating to the acquisition of assets or any interest in any business enterprise,

                  (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit, including guaranties referred to in clause
(viii) hereof,

                  (xiii) any unpaid or unperformed purchase order or purchase contract (including for services) involving $100,000 or more,

                  (xiv) any dealer, distribution, content provider, destination site or merchant agreement involving $100,000 or more,

                  (xv) any joint marketing (including any pilot program) or development agreement,

                  (xvi) any agreement pursuant to which the Company or any Subsidiary has granted or may be obligated to grant in the future, to any Person, a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements,

                  (xvii) any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company's or any Subsidiary's products or services, or the products or services of any other Person involving $50,000 or more,

                  (xviii) any agreement pursuant to which the Company has advanced or loaned any amount to any stockholder of the Company or any director, officer, employee, or consultant, other than business travel advances in the ordinary course of business consistent with past practice,

                  (xix) any contractual obligations that the Company would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act if the Company were an issuer with a class of securities registered pursuant to the Exchange Act, or

                  (xx) any other agreement that involves $100,000 or more or is not cancelable without penalty within ninety (90) days.

         Each Contract is in full force and effect. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).

         2.17 CHANGE OF CONTROL PAYMENTS. SCHEDULE 2.17 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of the Company or any Subsidiary as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

         2.18 INTERESTED PARTY TRANSACTIONS. To the Company's knowledge, no officer, director or affiliate (as defined under Regulation C under the Securities Act) of the Company or any of its Subsidiaries (nor the spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in SCHEDULE 2.16, SCHEDULE 2.14(A) or SCHEDULE 2.14(B); PROVIDED, HOWEVER, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.18. There are no receivables of the Company or any Subsidiary owing by any director, officer, employee, or consultant to the Company or any Subsidiary (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice). None of the Company's stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any Subsidiary.

         2.19 COMPLIANCE WITH LAWS. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation. The Company is in compliance with its stated privacy policies contained on the www.gotomypc.com, www.gotoassist.com, www.gotomeeting.com and www.expertcity.com Internet sites as of November 1, 2003 and all applicable privacy and anti-SPAM statutes, laws and regulations including, without limitation, the Gramm-Leach-Bliley Act, the Children's Online Privacy and Protection Act, the Healthcare Information Patient

Privacy Act, Section 5 of the Federal Trade Commission Act, Canada's Personal Information Protection and Electronic Document Act, the European Union Data Privacy Directive (Directive 95/46/EC), and the California Business & Professional Code ss.ss.17538.4-.45.

         2.20 LITIGATION. Except as set forth in SCHEDULE 2.20, there is no action, suit or proceeding of any nature pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or any of their respective officers, directors or employees, nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or any of their respective officers, directors or employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct its operations as presently or previously conducted or as presently proposed to be conducted.

         2.21 INSURANCE. The Company has made available to Parent all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any Affiliate. There is no claim by the Company or any of its Subsidiaries or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of the Company, any of its Subsidiaries or any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

         2.22 MINUTE BOOKS. The corporate minutes of the Company and its Subsidiaries made available to counsel for Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each Subsidiary, as the case may be.

         2.23 ENVIRONMENTAL MATTERS. Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

                  (a) HAZARDOUS MATERIAL. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable federal, state, local or foreign law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any Subsidiary, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

                  (b) HAZARDOUS MATERIALS ACTIVITIES. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

                  (c) PERMITS. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

                  (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which could involve the Company or any Subsidiary in any environmental litigation or impose upon the Company or any Subsidiary any environmental liability.

         2.24 BROKERS' AND FINDERS' FEES. Except as set forth on SCHEDULE 2.24, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements. The Company has previously provided Parent with a copy of all agreements set forth on SCHEDULE 2.24.

         2.25 EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) SCHEDULE. SCHEDULE 2.25(A) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

                  (b) DOCUMENTS. The Company has previously provided to Parent
(i) correct and complete copies of all documents embodying or relating to each Company Employee Plan, including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including but not limited to fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, other than individual employee statements of benefits or distribution notices issued in the ordinary course of business, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document; (ix) all forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (c) EMPLOYEE PLAN COMPLIANCE. (i) The Company and each Subsidiary has performed all obligations required to be performed by it under each Company Employee Plan in all material respects and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called "GUST" and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter; (iii) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the

Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) all annual reports and other filings required by the DOL or the IRS have been timely made; and (viii) neither the Company nor any of its Subsidiaries nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code.

                  (d) PENSION PLANS. None of the Company, any Subsidiary or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or
Section 412 of the Code.

                  (e) MULTIEMPLOYER PLANS. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been requested to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA.

                  (f) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (g) EFFECT OF TRANSACTION.

                           (i) The execution and delivery by the Company of this
Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) No payment or benefit, whether under a Company
Employee Plan, an agreement or otherwise which will or may be made by the Company, any of its Subsidiaries or Parent or any of their respective Affiliates with respect to any Employee resulting from this transaction will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(2) of the Code.

         2.26 EMPLOYMENT MATTERS.

                  (a) SCHEDULE 2.26(A) sets forth, with respect to each current Employee (including any Employee who is on a leave of absence with a right to return) (the "CURRENT EMPLOYEES"), the name of each Employee and the date as of which such Employee was originally hired by the Company or any of its Subsidiaries, and whether the Employee is on an active or inactive status. The Company has provided Parent, with respect to each Current Employee, (i) such Employee's title; (ii) such Employee's annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (iii) each current benefit plan in which such Employee participates or is eligible to participate; (iv) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company's business; and (v) whether the Employee has executed the Company's General Employment Terms and Conditions and Invention Assignment Agreement.

                  (b) SCHEDULE 2.26(B) contains a list of individuals who are currently performing services for the Company or any of its Subsidiaries and are classified as "consultants" or "independent contractors," the respective compensation of each such "consultant" or "independent contractor" and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on SCHEDULE 2.26(B). Any Persons engaged by the Company or any of its Subsidiaries as independent contractors, rather than employees, have been properly classified as such, are not entitled to any benefits to which regular, full-time Employees are entitled to, and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

                  (c) Each Employment Agreement is set forth on SCHEDULE 2.26(C) and a copy of each Employment Agreement and any amendment thereto has been provided to Parent. Except as set forth in SCHEDULE 2.26(C), the employment of each of the Employees is terminable by the Company at will. All agreements that provide that an Employee is not employed at will are identified in SCHEDULE 2.26(C).

                  (d) The Company and each Subsidiary has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the Current Employees.

                  (e) (i) None of the Company's Current Employees have given the Company or any of its Subsidiaries notice or any other communication terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any Subsidiary or in connection with the transactions contemplated by this Agreement, or expressed or otherwise indicated that he or she will not accept employment with Parent; (ii) neither the Company nor any Subsidiary has a present intention to terminate the employment of any Current Employee; (iii) to the Company's knowledge, no Current Employee has received, nor is currently considering, an offer to join a business that likely would be competitive with the Company's or any Subsidiary's business; (iv) to the Company's knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgement, decree or order of any court or administrative agency, any of which could reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any Subsidiary, or (B) the Company's business or operations; (v) to the Company's knowledge, no Current Employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary; and (vi) neither the Company nor any Subsidiary is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

                  (f) Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees.

                  (g) Neither the Company nor any of its Subsidiaries is engaged, nor to the Company's knowledge has ever been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or any of its Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or any Employees. Except as set forth on SCHEDULE 2.26(G), there is not now pending, and to the Company's knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

                  (h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                  (i) Neither the Company nor any of its Subsidiaries has an established written or otherwise binding severance pay practice or policy. Except as set forth in SCHEDULE 2.26(I), (i) neither the Company nor any of its

Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company's and Subsidiaries' policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company or any of its Subsidiaries' benefit or severance policy, practice, agreement, plan, program, applicable law or otherwise, including, but not limited to, severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Upon termination of the employment of such Employees, consultants or contractors, Parent will not be liable to any such employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever (other than in accordance with Parent's policies).

                  (j) The Company and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules, regulations, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its employees.

                  (k) Except as set forth on SCHEDULE 2.26(K), there are no claims pending or, to the Company's knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state "referral agency") from any Employee or any other Person arising out of the Company's or any Subsidiary's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy.

                  (l) The Company and each Subsidiary, and to the Company's knowledge each Current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Current Employee will expire during the six (6) month period beginning at the date of this Agreement.

                  (m) To the Company's knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Company's and Subsidiaries' business as presently conducted or as presently proposed to be conducted nor any activity of any Company or any Subsidiary officers, directors, employees or consultants in connection with the carrying on of the Company's and Subsidiaries' business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.27 FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

         2.28 APPROVALS. The aggregate number of shares of Company Common Stock and Preferred Stock owned by those Persons entering into Voting Agreements as of the date hereof constitutes a sufficient number of shares of the Company Common Stock and the Company Preferred Stock to approve this Agreement, the Merger, the Escrow Agreement and the transactions contemplated hereby and thereby under the Company's Certificate of Incorporation and the DGCL.

         2.29 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 ORGANIZATION OF PARENT AND MERGER SUB. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial and other) or results of operations of Parent and its subsidiaries on a consolidated basis.

         3.2 AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger
Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware to consummate the LLC Merger, (iii) the permits, authorizations or other such actions required by the HSR Act, (iv) such consents, approvals, order, authorizations, registrations, declarations, filings and notices as may be required under applicable state and federal securities laws and (v) the issuance of the California Permit by the California Department of Corporations.

         3.3 PARENT COMMON STOCK. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable; PROVIDED, HOWEVER, that the Parent Common Stock to be issued hereunder will be subject to restrictions on transfer under applicable federal and state securities laws.

         3.4 SEC FILINGS; PARENT FINANCIAL STATEMENTS.

                  (a) Parent has timely filed all forms, reports, and documents required to be filed by Parent with the SEC since January 1, 2003. Parent has made available to the Company copies in the form filed with the SEC of (i) Parent's Annual Report on Form 10-K for the fiscal year of Parent ended December 31, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the first 3 fiscal quarters in the fiscal year of Parent ending on December 31, 2003 and (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents obtained, since January 1, 2003 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii) and (iii) above, as amended, collectively the "PARENT SEC REPORTS"). As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the Parent SEC Reports
(i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's and its subsidiaries' operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

         3.5 NO MATERIAL ADVERSE CHANGE. Since September 30, 2003 and through and including the date of this Agreement, there has not occurred any material adverse change in the business, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries on a consolidated basis.

         3.6 CAPITALIZATION. The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, $.01 par value per share (the "PARENT PREFERRED STOCK"), of which no shares are issued or outstanding, and 1,000,000,000 shares of Parent Common Stock, of which: (a) as of November 5, 2003, approximately 164,119,714 shares were issued and outstanding (excluding treasury shares) and (b) as of September 30, 2003, approximately 76,910,000 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans (the "PARENT OPTIONS"). Except for the Parent Preferred Stock, the Parent Options and the Parent's Zero Coupon Convertible Subordinated Debentures due March 22, 2019, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound obligating Parent or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or any capital stock of its subsidiaries or obligating Parent or any of its subsidiaries to enter into any such option, warrant, call, right, commitment or agreement.

         3.7 BROKERS' AND FINDERS' FEES. Except for fees payable to Lehman Brothers, Inc. for services provided in connection with the transactions contemplated by this Agreement, neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

         3.8 NO CONFLICT. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which either is a party do not, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, as in effect on the date hereof, (ii) any contract to which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such violations or defaults as could not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries on a consolidated basis.

         3.9 FINANCING. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the Cash Consideration.


                                   ARTICLE IV

                 SECURITIES ACT COMPLIANCE; STOCKHOLDER APPROVAL

         4.1 SECURITIES ACT EXEMPTION. It is intended that the Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof.

         4.2 CALIFORNIA PERMIT; FAIRNESS HEARING. Parent and the Company shall use their reasonable best efforts to file, within seven (7) Business Days following the execution of this Agreement, all necessary documents, and Parent shall use its reasonable best efforts to apply to obtain a permit (a "CALIFORNIA PERMIT") from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the "FAIRNESS HEARING LAW"), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption provided by
Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the "INFORMATION STATEMENT") for filing with the California Permit application. The Company shall cooperate with, and provide information to, Parent in connection with Parent's application for the California Permit. Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith and use their reasonable best efforts to have the California Permit granted as soon as practicable after such filing, PROVIDED, HOWEVER, that no party shall be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate under the Fairness Hearing Law and applicable securities laws for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in preparation of the Information Statement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been approved by Parent prior to such inclusion. As promptly as practical after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

                  4.3 REGISTRATION STATEMENT. In the event that the Commissioner of Corporations of the State of California denies the California Permit or if the parties mutually determine that they will not receive the California Permit by March 10, 2004 (the "DETERMINATION DATE"), then Parent shall promptly file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC") (the "REGISTRATION STATEMENT") for purposes of registering under the Securities Act the offering and issuance of the shares of Parent Common Stock to be issued in the Merger, in which case:

                  (a) the Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the proxy statement and/or prospectus to be sent to Stockholders in connection with the Company Stockholders Meeting (the "PROXY STATEMENT"), in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and the Company and Parent shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivery to the holders of Company Capital Stock, any such amendment or supplement;

                  (b) the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, which shall include the Proxy Statement, and shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;

                  (c) each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;

                  (d) the Registration Statement, the Proxy Statement and any other materials submitted to the Stockholders in connection with the Company Stockholders' Meeting will comply in all materials respects with applicable law and the rules and regulations thereunder;

                  (e) the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                  (f) the information supplied by the Parent for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

                  (g) If the SEC requires a Tax opinion in connection with the filing of the Registration Statement, the Company shall cause Stradling Yocca Carlson & Rauth, counsel to the Company, to provide such opinion in the form required by the SEC. The issuance of such opinion shall be conditioned upon the receipt by Stradling Yocca Carlson & Rauth of customary representation letters from each of the Company and Parent in a form reasonably agreed to by the parties.

         4.4 STOCKHOLDER APPROVAL.

                  (a) As promptly as practicable after the receipt of a California Permit or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption as provided by the DGCL and the Certificate of Incorporation and By-laws of the Company. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (A) the escrow and indemnification obligations of the Stockholders set forth in Article IX hereof and the deposit of the Escrow Amount with the Escrow Agent and (B) the appointment of Edward G. Sim as Stockholder Representative, with the rights and responsibilities set forth in this Agreement. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the "SOLICITING MATERIALS") shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and a statement that the Company's Board of Directors has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Stockholders, except as expressly permitted otherwise in
Section 6.15(c). The Company shall use its reasonable best efforts to obtain the consent of its Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable following the date hereof and, in any event, within thirty (30) days following the receipt of the California Permit or the date on which the Registration Statement is declared effective by the SEC pursuant to the Securities Act.

                  (b) The Soliciting Materials shall be subject to review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld. The Company shall give the Stockholders sufficient notice such that (i) no Stockholder will be entitled to exercise appraisal rights if such Stockholder has not perfected such appraisal rights prior to Closing, pursuant to Section 262 of the DGCL and (ii) each Stockholder will be entitled to exercise dissenters' rights under the CGCL. The Company shall consult with Parent as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Stockholders shall be sought by written consent or by means of a Stockholders meeting (the "COMPANY STOCKHOLDERS MEETING"). If approval is sought by means of a Company Stockholders Meeting, the Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders Meeting without the consent of Parent, which consent shall not be unreasonably withheld.


                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1 CONDUCT OF BUSINESS OF THE COMPANY AND SUBSIDIARIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company, any Subsidiary or their respective businesses. Except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent:

                  (a) Reprice any Company Options or authorize cash payments in exchange for any outstanding Company Option or permit the exercise price of any outstanding Company Option to be paid by means other than by cash or check;

                  (b) Make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with past practices or in excess of $100,000 in any individual case;

                  (c) Issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of Company Common Stock upon exercise of presently outstanding Standard Options; PROVIDED that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash by the Person exercising or converting such Standard Option,
(iii) for purpose of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise or conversion is equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, including for this purpose (A) any consideration to be deposited with the Escrow Agent as part of the Escrow Amount and (B) the Contingent Consideration, and (iv) the Company promptly notifies Parent of such exercise or conversion);

                  (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $100,000 in the aggregate;

                  (e) Hire any Employees, or encourage any Employees to resign from the Company, or promote any Employees or change the employment status or titles of any of the Employees, except for the hiring of Employees at non-executive levels in the ordinary course of business at compensation rates comparable to other Employees at similar levels;

                  (f) Engage in any action that could reasonably be expected to produce excessive credit card charge-backs and/or retrieval requests (as defined under any agreement, terms, policies or conditions of any vendor of online or offline credit card payment services to the Company or any of its Subsidiaries) or to place the Company on any "global watch list" in connection with credit card charge-backs and/or retrieval requests;

                  (g) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

                  (h) Take any action that would have been a breach of any of the provisions of Section 2.9 had such action occurred prior to the date of this Agreement (without regard for disclosures on the Company Schedules); or

                  (i) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (h) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 ACCESS TO INFORMATION. The Company shall afford Parent and its accountants, legal counsel, and other representatives complete and timely access during normal business hours during the period prior to the Effective Time to
(a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (b) all other information concerning the business, properties, and personnel of the Company and its Subsidiaries as Parent may reasonably request. To the extent available, the Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         6.2 CONFIDENTIALITY. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of July 23, 2003 (the "NONDISCLOSURE AGREEMENT"), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms, except as modified by the immediately following sentence. Notwithstanding anything set forth in this Agreement or the Nondisclosure Agreement, the provisions herein and the Nondisclosure Agreement shall not apply to information related to the "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Merger or any other transactions contemplated hereby. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the Merger and does not include information relating to the identity of the parties hereto.

         6.3 PUBLIC DISCLOSURE. Unless otherwise required by law (including without limitation applicable securities laws) or by regulatory authority, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Stockholders pursuant to Section 4.4 and other than a press release, Form 8-K and a stockholder conference call by Parent in connection with the execution of this Agreement) unless approved by Parent and the Company prior to release, PROVIDED that such approval shall not be unreasonably withheld. Notwithstanding the immediately preceding sentence, (i) in the event that either party is required by law or regulatory authority to make any such disclosure, such party shall notify the other party prior to making such disclosure and shall use its reasonable best efforts to give the other party an opportunity to comment on such disclosure and (ii) Parent shall use its reasonable best efforts to file this Agreement as an exhibit with the SEC within seven (7) Business Days of the date hereof (subject to an appropriate confidential treatment request).

         6.4 CONSENTS. The Company shall promptly apply for or otherwise seek and use its reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. Each of such necessary consents and approvals is set forth in SCHEDULE 6.4.

         6.5 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         6.6 CONDITIONS TO THE MERGER; FURTHER ASSURANCES. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the parties to this Agreement shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will use its reasonable best efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, PROVIDED, HOWEVER, (i) Parent shall not be required to modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, in order to obtain the California Permit and (ii) Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's affiliates of any shares of capital stock or of any business, assets or property of Parent or its affiliates or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

         6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         6.8 COMPANY AFFILIATES. SCHEDULE 6.8 sets forth those Persons who are "affiliates" of the Company, in the Company's reasonable judgment, within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145") (each such

Person, a "RULE 145 AFFILIATE"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

         The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

         6.9 [RESERVED]

         6.10 NON-DISCLOSURE, NON-COMPETITION AND DEVELOPMENTS AGREEMENTS. The Company will use its reasonable best efforts to cause the employees listed on
SCHEDULE 6.10 to execute Non-Disclosure, Non-Competition and Developments Agreements in the form attached hereto as EXHIBIT C (the "NON-DISCLOSURE, NON-COMPETITION AND DEVELOPMENTS AGREEMENTS") on or before the Closing.

         6.11 BENEFIT ARRANGEMENTS.

                  (a) Subject to the other provisions of this paragraph, Parent agrees that all full-time employees of the Company and its Subsidiaries who continue employment with the Surviving Corporation after the Effective Time (the "CONTINUING EMPLOYEES") shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Surviving Corporation that provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday pay and vacation pay, dependent care, severance benefits and participation in the 401(k) plan (the "PLANS"). Participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans, provided that each Continuing Employee shall retain credit, for purposes of any service requirements for participation or vesting in a Plan, for his or her period of service with the Company or any of its Subsidiaries. Each Continuing Employee who, at the Effective Time, was participating in an employee group health plan maintained by Company or any of its Subsidiaries that is terminated by Parent shall not be excluded from Parent's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation; PROVIDED, HOWEVER, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit at any time, and (ii) if Parent or the Surviving Corporation terminates any Plan, then the Continuing Employees shall be eligible to participate in the plans or arrangements of the Parent that provide benefits similar to the benefits provided under any such terminated Plan, as determined by Parent in its sole discretion. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be "at will" employment, if permitted under applicable law.

                  (b) The Company agrees that it will take all necessary actions to cause its 401(k) plan, or any other 401(k) plan that it sponsors or maintains for the benefit of any of the Company's employees, (i) to be terminated or frozen prior to the Effective Time, (ii) to be transferred or assumed by the Surviving Corporation, or (iii) to be merged into an appropriate qualified plan of Parent, as determined by Parent in its sole discretion.

         6.12 EXERCISE OF OUTSTANDING STANDARD OPTIONS. The Company shall deliver proper notice to each holder of Standard Options pursuant to Section 12(c) of the Standard Option Plan informing such holder that (i) the Standard Options will not be assumed in the Merger and, pursuant to the terms of the Standard Option Plan, the vesting of all Standard Options will accelerate in full, (ii) such holder has 15 days to notify the Company of its intent to exercise the Standard Options and to deliver to the Company in cash or by check the exercise price for the Standard Options to be exercised, and (iii) if not so exercised, the Standard Options shall terminate immediately prior to the Effective Time.

         6.13 CONVERSION OF PREFERRED STOCK. The Company shall solicit the consent of the holders of Preferred Stock to mandatorily convert all of the Preferred Stock into shares of Company Common Stock pursuant to Article Four, Section B(4)(a)(iii) of the Company's Amended and Restated Certificate of Incorporation (the "COMPANY CERTIFICATE OF INCORPORATION") effective as of immediately prior to the Effective Time.

         6.14 TERMINATION OF COMPANY INVESTOR RIGHTS. The Company shall take such steps as may be necessary to terminate, as of the Closing, all Company investor rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants.

         6.15 NO SOLICITATION.


                  (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 10.1 hereof, the Company shall not (nor shall the Company permit any of its Subsidiaries or any of their respective officers, directors, employees, stockholders, agents, advisors, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a "PROPOSAL"), (ii) disclose any information to any Person concerning the business, technologies or properties of the Company or its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any Proposal, or (iv) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above.

                  (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the time the Merger has been approved by the Stockholders, may, in response to a bona fide written Proposal from a third party that was not solicited by the Company, any of its Subsidiaries or Affiliates or any of their respective officers, directors, employees, stockholders, agents, advisors, representatives or Affiliates and that involves the acquisition by the third party of at least a majority of the outstanding shares of Company Capital Stock (an "ACQUISITION Proposal"): provide information concerning the Company to, and engage in negotiations and discussions with, the third party proposing or offering the Acquisition Proposal if the Company receives from the third party so requesting such information an executed confidentiality agreement (a copy of which shall be provided to Parent for informational purposes) the terms of which are (without regard to the terms of the Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the third party requesting such information than those contained in the Nondisclosure Agreement. In the event that (w) the Acquisition Proposal does not contain a financing contingency, (x) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (y) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the Acquisition Proposal would, taking into account all relevant material terms of such Acquisition Proposal and this Agreement, if consummated, result in a transaction that (1) involves the acquisition by the third party of all or substantially all of the outstanding shares of Company Capital Stock, (2) is superior, from a financial point of view, to the

Stockholders than the Merger and (3) is more favorable generally to the Stockholders than the Merger (any Acquisition Proposal as to which such determinations have been made being referred to in this Agreement as a "SUPERIOR PROPOSAL") and (z) the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would result in a breach of its fiduciary duties under applicable law, then the Company shall be entitled to terminate this Agreement pursuant to and subject to the conditions of Section 10.1(g) hereof.

                  (c) Nothing in this Section 6.15 shall permit the Company to enter into any agreement, orally or in writing, with respect to a Proposal during the term of this Agreement (other than a confidentiality agreement as described above). After the date hereof and before the Effective Time, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation to the Stockholders that they approve this Agreement and the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to the time this Agreement and the Merger has been approved by the Stockholders, the Company's Board of Directors, as a result of a Superior Proposal, may withdraw or modify in a manner adverse to Parent its recommendation to the Stockholders that they approve this Agreement and the Merger if and only to the extent that the Company's Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would result in a breach of its fiduciary duties under applicable law. The Company shall advise Parent in writing of any Proposal (including the terms thereof and the identity of the Person making the Proposal) and inquiries with respect to any Proposal within 24 hours of the receipt of such Proposal or inquiry and shall keep Parent informed on a current basis of the status of any discussions regarding a Proposal. Nothing herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act.

                  (d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.15 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section
6.15 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, stockholder, agent, advisor, representative, Subsidiary or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

         6.16 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall obtain the resignations of the officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

         6.17 HSR ACT. To the extent applicable, the Company and Parent shall each use its reasonable best efforts to file within ten (10) Business Days after the date hereof, and the Company shall use its reasonable best efforts to cause any applicable Stockholder of the Company to file within ten (10) Business Days after the date hereof, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ"), Notification and Report Forms (as defined in the HSR Act) relating to the transactions contemplated herein as required by the HSR Act as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Each of the Company and Parent shall use its reasonable best efforts (and the Company shall use its reasonable best efforts to cause any applicable stockholder of the Company) to promptly (a) supply the others with any information which reasonably may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's affiliates of any shares of capital stock or of any business, assets or property of Parent or its affiliates or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock.

         6.18 INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS.

                  (a) For a period of six (6) years after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each director and officer of the Company (when acting in such capacity) determined as of immediately prior to the Effective Time (the "COMPANY INDEMNIFIED PARTIES"), to the fullest extent that the Company would have been required or permitted under its Certificate of Incorporation and bylaws in effect on the date hereof (the "COMPANY INDEMNIFICATION OBLIGATIONS"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith, Parent shall also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted under the Company Indemnification Obligations; PROVIDED, HOWEVER, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. However, the foregoing provisions of this Section 6.18 shall not apply to: (i) any claim for indemnification made pursuant to Article IX hereof, (ii) any matter that, were it asserted by a third party against Parent or the Surviving Corporation, would be an indemnifiable claim pursuant to Article IX hereof,
(iii) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a Stockholder in connection with the Voting Agreement, or (iv) any claim made by Bertelsmann A.G. or any of its Affiliates against any Person.

                  (b) Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.18 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and, provided that Parent or Surviving Corporation does promptly assume and defend such claim, Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, (ii) the Company Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (c) Parent will not, nor will Parent permit the Surviving Corporation to, merge or consolidate with any other Person or sell all or substantially all of the Parent's or the Surviving Corporation's assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 6.18.

                  (d) The provisions of this Section 6.18 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their heirs and estates.


                                   ARTICLE VII

                                   TAX MATTERS

         7.1 TAX REPRESENTATIONS. The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are explicitly disclosed in the Company Schedules:

                  (a) The Company and each Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions). The Company and each Subsidiary have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiaries and any other information required to be shown thereon. Neither the Company nor any Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or
(iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company and each Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of
Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of the Company's or any Subsidiary's assets, other than Liens for ad valorem Taxes not yet due and payable.

                  (b) None of the Tax Returns filed by the Company or any Subsidiary or Taxes payable by the Company or any Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company's knowledge, is contemplated.

                  (c) Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any Subsidiary, as of the date hereof, are set forth in the Company Financial Statements or in SCHEDULE 7.1.

                  (d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including without limitation the Company Options) that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any Subsidiary is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (e) Neither the Company nor any Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Company nor any Subsidiary has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations, and Section 341(f)(2) does not apply to any of the Company's or any Subsidiary's assets. Neither the Company nor any Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any Subsidiary has ever been either a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any Subsidiary has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor any Subsidiary has made or agreed to make any adjustment under Section 481(a) of the

Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither the Company nor any Subsidiary owns, directly or indirectly, any interests in an entity that is or has been a "passive foreign investment company" within the meaning of Section 1297 of the Code or a "controlled foreign corporation" within the meaning of Section 957 of the Code.

                  (f) Neither the Company nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Neither the Company nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

                  (g) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Neither the Company nor any Subsidiary will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

                  (h) SCHEDULE 7.1 lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any Subsidiary. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

                  (i) The Company has delivered to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1998.

                  (j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company or any Subsidiary.

                  (k) SCHEDULE 7.1(K) sets forth for each outstanding Company Option whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code.

         7.2 TAX COVENANTS. The parties hereto agree that:

                  (a) CONDUCT OF THE COMPANY. From the date hereof until the Closing Date, neither the Company nor any Subsidiary shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent, which consent shall not be unreasonably withheld.

                  (b) CLEARANCE CERTIFICATES. Prior to the Closing Date, the Company shall deliver to Parent a clearance certificate or similar document(s) which may be required by any Tax Authority to relieve Parent of (i) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

                  (c) TAX RETURNS. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date.

                  (d) TAX CONTESTS. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation.

                  (e) TAX-FREE REORGANIZATION. After the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger, together with the LLC Merger, to qualify, and will not take or cause any actions, or fail to take or cause such actions, that would reasonably be expected to prevent the Merger, together with the LLC Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that the parties hereto acknowledge and agree that no party is making any assurances or representations as to the status of the Merger, together with the LLC Merger, as a reorganization within the meaning of Section 368(a) of the Code and no opinion of counsel with respect to such status has been or will be obtained except as set forth in Section 4.3(g).

                  (f) PARACHUTE PAYMENTS. The Company will take all action that is necessary to ensure that no agreement, contract, arrangement or plan (including, without limitation, the Company Options) of the Company or any

Subsidiary or, for this purpose, any options granted by Parent to employees of the Company pursuant to the transactions contemplated by this Agreement, will result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or written waiver by such party) at or prior to the Closing of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The principal terms of this Agreement, the Escrow Agreement and the Merger, and the other items submitted for Stockholder approval as set forth in Section 4.4, shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

                  (c) REGULATORY APPROVALS. The waiting period required pursuant to the HSR Act and the regulations promulgated thereunder shall have expired or been terminated early and any approvals required in connection with the HSR Act and the regulations promulgated thereunder shall have been obtained.

                  (d) CALIFORNIA PERMIT; EFFECTIVENESS OF REGISTRATION STATEMENT. Either: (a) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit or (b) the Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened and be unresolved.

         8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

                  (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

                  (c) ESCROW AGREEMENT. Each of Parent and the Escrow Agent shall have executed and delivered to the Company an escrow agreement substantially in the form attached hereto as EXHIBIT D (the "ESCROW AGREEMENT").

                  (d) LEGAL OPINION. The Company shall have received a legal opinion from Testa, Hurwitz & Thibeault, LLP, legal counsel to Parent and Merger Sub, in a form reasonably acceptable to the Company.

                  (e) EMPLOYMENT AGREEMENTS. Each of Andreas von Blottnitz, John Greathouse, Klaus Schauser, Brian Donahoo, Bernd Christiansen, Thomas Freeman, Malte Muenke, Brett Caine and Thorsten von Eiken shall have received an Employment Agreement substantially in the form previously agreed between Parent and the Company.

                  (f) NASDAQ NATIONAL MARKET. The Parent Common Stock shall not have been de-listed from trading on the Nasdaq National Market, and Parent shall not have received a notice from Nasdaq of its intent to de-list the Parent Common Stock that has not been resolved.

         8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement (including the Company Schedules) shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

                  (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

                  (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in SCHEDULE 6.4 in form and substance reasonably satisfactory to Purchaser.

                  (d) LEGAL OPINION. Parent and Merger Sub shall have received a legal opinion from Stradling Yocca Carlson & Rauth, legal counsel to the Company, in a form reasonably acceptable to Parent.

                  (e) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

                  (f) DISSENTERS' RIGHTS. Holders of not more than 5.00% of the outstanding shares of Company Capital Stock (calculated on an as-if-converted to common stock basis) shall have exercised, or shall have continuing rights to exercise, appraisal or dissenters' rights under the DGCL or the CGCL, as applicable, with respect to the transactions contemplated by this Agreement.

                  (g) TERMINATION OF COMPANY INVESTOR RIGHTS. Parent shall have been furnished evidence satisfactory to it that all investor rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of the Closing.

                  (h) NON-DISCLOSURE, NON-COMPETITION AND DEVELOPMENTS AGREEMENTS. Parent shall have received a duly executed Non-Disclosure, Non-Competition and Developments Agreement substantially in the form of EXHIBIT C attached hereto from each of the individuals listed in SCHEDULE 6.10 hereof.

                  (i) STOCKHOLDER APPROVAL. Stockholders holding at least 90% of the capital stock of the Company (calculated on an as-if-converted to common stock basis) and at least 96% of the Preferred Stock (calculated on an as-if-converted to common stock basis) shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, and such approvals shall include the approval of all of the Persons listed in SCHEDULE 8.3(I) hereof.

                  (j) UNANIMOUS BOARD APPROVAL. The Board of Directors of the Company shall have unanimously (i) approved the Merger and determined that the Merger is fair to, and in the best interests of, the Company and the stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) recommended to the Stockholders to adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement and approve the Merger, which unanimous approval recommendation shall not have been modified or withdrawn in a manner adverse to Parent.

                  (k) CONVERSION OF PREFERRED STOCK. All outstanding shares of Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Company Certificate of Incorporation and the DGCL.

                  (l) TAX CERTIFICATE. The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

                  (m) ACQUISITION EXPENSES/OPTION PROCEEDS. The Company shall have delivered to Parent (1) a certificate signed by the Chief Executive Officer of the Company setting forth the Acquisition Expenses (the "EXPENSE CERTIFICATE") and (2) a certificate signed by the Chief Executive Officer of the Company setting forth the Option Proceeds.

                  (n) RESIGNATIONS. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company.

                  (o) STOCKHOLDER LIST. The Company shall have delivered to Parent, as of the Closing Date, a true and complete list of all Stockholders as of the Closing Date including the number of shares of capital stock of the Company held at the Closing Date by each Stockholder and the address of each Stockholder certified by the Secretary of the Company.

                  (p) LEGAL ACTION. There shall not be any overtly threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of the Company's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent's ability to receive the anticipated benefits of the Merger.

                  (q) ESCROW AGREEMENT. The Company, the Stockholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

                  (r) EXERCISE OF STANDARD OPTIONS; TERMINATION OF STANDARD OPTION PLAN. All Standard Options shall have been properly exercised or terminated in accordance with the terms of the Standard Option Plan and the applicable Option Agreements, the exercise price for each Standard Option that has been exercised shall have been received by the Company in full in cash or by check, and the Option Plan shall have been terminated in accordance with its terms.

                  (s) AMENDMENT TO COMPANY BY-LAWS. The Company's By-laws shall have been amended to allow the Stockholders to take action by written consent.

                  (t) TERMINATION OF CERTAIN AGREEMENTS. All existing (1) Indemnification Agreements between the Company and certain of its officers and directors and (2) Change of Control Severance Agreements shall have been terminated to the reasonable satisfaction of Parent.

                  (u) INDEMNITY WAIVERS. Each of Andreas von Blottnitz and Jan Buettner shall have executed and delivered a waiver of indemnification rights in form and substance reasonably satisfactory to Parent.


                                   ARTICLE IX

 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ESCROW

         9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 PM Eastern time on the twenty-four
(24) month anniversary of the Closing Date, except that the representations and warranties of the Company relating to Tax matters, including without limitation those set forth in Article VII, shall so survive but shall terminate at 5:00 PM Eastern time on the forty-two (42) month anniversary of the Closing Date, and except with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination. The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall terminate at the Effective Time. The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

         9.2 INDEMNIFICATION. As an integral term of the Merger, each Stockholder, jointly and severally, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and the LLC and each of their officers, directors, employees, members, agents and Affiliates (the "INDEMNIFIED PARTIES") against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES"; provided that "LOSSES" shall not include any amounts actually received by the Company in respect of insurance) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with (i) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement, (iii) any Dissenting Share Payments, (iv) any expenses incurred by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement which are not specifically set forth on the Expense Certificate or which exceed the amount of expenses specifically set forth on the Expense Certificate, or (v) any Stockholder claims relating to or arising out of the Merger, this Agreement or the transactions contemplated hereby, except for claims arising out of or related to disputing a claim to indemnification made by an Indemnified Party hereunder. The Escrow Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 9.2.

         9.3 LIMITATIONS. The sole and exclusive remedy of the Indemnified Parties for money damages with respect to indemnification pursuant to Section
9.2 shall be to make claims against the Escrow Amount in accordance with the Escrow Agreement. No claims shall be made by any Indemnified Party against the Escrow Amount pursuant to Section 9.2(i) hereof unless and until the aggregate amount of Losses for which the Indemnified Parties are entitled to be indemnified pursuant to Section 9.2(i) exceed $300,000 (the "THRESHOLD AMOUNT"), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount). Parent, Merger Sub, the LLC and the Indemnified Parties agree that the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article IX. Notwithstanding anything in this Article IX to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

         9.4 PROCEDURES.

                  (a) Promptly after the discovery of any Loss or Losses by any Indemnified Party, but excluding any claim by a third party described in Section 9.4(c) hereof, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Stockholder Representative a certificate (the "CLAIM CERTIFICATE"), which Claim Certificate shall:

                           (i) state that the Indemnified Party has paid or
properly accrued Losses, or anticipates that it will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                           (ii) specify in reasonable detail, to the extent
available, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

                  (b) In case the Stockholder Representative shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Stockholder Representative shall, within thirty (30) days after receipt by the Stockholder Representative of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect and the Stockholder Representative and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholder Representative shall have so objected. If the Indemnified Party and the Stockholder Representative shall succeed in reaching agreement with respect to any of such claims, the Indemnified Party and the Stockholder Representative shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Stockholder Representative be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

                  (c) Promptly after the assertion by any third party of any claim against any Indemnified Party (a "THIRD PARTY CLAIM") that, in the good faith judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third Party Claim; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Stockholders of any liability or obligations hereunder, except to the extent that the Stockholders have been prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third Party Claim; PROVIDED, HOWEVER, that the Stockholders shall not be liable to indemnify any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonable withheld. If any such action or claim is settled with the prior written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

                  (d) Claims for Losses specified in any Claim Certificate to which the Stockholder Representative did not object in writing within thirty
(30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b), and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as "AGREED CLAIMS." The Indemnified Party shall be entitled to payment for any Agreed Claims within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

         9.5 STOCKHOLDER REPRESENTATIVE; POWER OF ATTORNEY.

                  (a) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, Edward G. Sim (together with his permitted successors, the "Stockholder Representative"), as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually);
(ii) authorize deliveries to Parent of cash from the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to such claims); (iii) object to such claims pursuant to Section 9.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such stockholder or by any such stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement, the Escrow Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten days' prior written notice to Parent and with Parent's written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

                  (b) The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including without limitation the reasonable fees of counsel), and such fees shall be paid out of the Escrow Fund pursuant to the terms of the Escrow Agreement provided that the sum of the amount of such reimbursement and the amount of any costs deducted from the Escrow Account pursuant to Section 1.6(f)(v)(C) hereof shall be limited to $100,000 in the aggregate; provided, however, that such $100,000 limit shall in no way limit the Stockholder Representative's right to indemnification under this Section 9.5(b).

                  (c) The Stockholder Representative shall have access to relevant information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Except for their gross negligence and willful misconduct, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

                  (e) Except for matters that are subject to Section 9.4, and without limiting the generality or effect of Section 9.5(a) any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such stockholder acting on its own behalf).

         9.6 NO SUBROGATION. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company or any Subsidiary with respect to any indemnification made by or on behalf of any Stockholder under Section 9.2 if the Merger and the transactions contemplated by this Agreement are consummated.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 TERMINATION. Except as provided in Section 10.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

                  (a) by written consent duly authorized by the Board of Directors of the Company, Parent and Merger Sub;

                  (b) by either Parent or the Company if: (i) the Closing Date has not occurred by March 15, 2004, unless the Commissioner of Corporations of the State of California denies the California Permit or the parties mutually determine that they will not receive the California Permit by the Determination Date, then by July 31, 2004 (in either case, the "TERMINATION DATE"); PROVIDED that the right to terminate this Agreement under this clause 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by Parent if there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 8.3(a) or 8.3(b), as the case may be, would not then be satisfied;

                  (e) by Parent, if the Company or its Board of Directors (A) fails to recommend or publicly proposes not to recommend the adoption and approval of this Agreement and the Merger by the Stockholders or breaches
Section 4.4(a) or (B) shall have withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption and approval of this Agreement and the Merger by the Stockholders (or publicly proposes to do so) or failed to reconfirm its recommendation of this Agreement and the Merger within three Business Days after a written request by Parent to do so;

                  (f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on

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the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 8.2(a) or 8.2(b), as the case may be, would not then be satisfied;

                  (g) by the Company if (A) the Company is not in breach of
Section 4.4 or 6.15 hereof, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement attaching the most current version of such agreement to such notice, (C) Parent does not make, within five Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisor, is at least as favorable to the Stockholders as the Superior Proposal (taking into account all financial and strategic considerations and other relevant factors), (D) concurrent with such termination the Company pays to Parent in immediately available funds the fees and expenses required to be paid pursuant to Section 10.2(b) and (E) concurrently with such termination the Company enters into a binding written agreement with respect to such Superior Proposal. The Company agrees (1) that it will not enter into a binding agreement referred to in clause (B) above until at least the sixth Business Day after it has provided the notice to Parent required thereby and (2) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

         Where action is taken to terminate this Agreement pursuant to Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         10.2 EFFECT OF TERMINATION.


                  (a) Except as set forth in this Section 10.2, any termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.2 and 6.3, this Section 10.2, Section 10.3 and Article XI, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

                  (b) In the event that this Agreement is terminated (A) by Parent pursuant to Section 10.1(e), (B) by the Company pursuant to Section 10.1(g) or (C) as a result of the Company's failure to use its reasonable best efforts to consummate the Merger prior to the Termination Date or procure the approval of the Stockholders in accordance with Section 4.4, then the Company shall promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning a Superior Proposal or such earlier time as required by this Agreement pay to Parent a cash termination fee of $9 million payable by wire transfer of same day funds (the "TERMINATION FEE").

                  (c) In the event that (A) this Agreement is terminated pursuant to Section 10.1(b)(i) after the Company receives a Proposal and (B) within 12 months of such termination the Company enters into an agreement concerning any Proposal, the Company shall at the time of entering into such agreement pay to Parent the Termination Fee payable by wire transfer of same day funds.

                  (d) The Company and Parent each acknowledge that the agreements contained in Sections 10.2 (b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fees set forth in this Section 10.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of the Bank of America in effect from time to time during such period plus two percent. Provided that the Company has not breached its obligations pursuant to Sections 4.4 and 6.15, the payment of the Termination Fee pursuant to Section 10.2(b) or (c) shall be the sole and exclusive remedy that may be available in law or equity to Parent or Merger Sub for the termination of this Agreement pursuant to Section 10.1(e)(B) or 10.1(g).

         10.3 AMENDMENT. Except as is otherwise required by applicable law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Stockholder Representative; PROVIDED that Section 1.6(f) and SCHEDULE 1.6(F) may be amended at any time by execution of an instrument in writing signed by Parent and the Contingent Consideration Representative; PROVIDED FURTHER, that, with respect to Section 1.6(f) and SCHEDULE 1.6(F), the Contingent Consideration Representative shall keep the Stockholder Representative reasonably informed and consider in good faith advice given by the Stockholder Representative.

         10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery, or (ii) if delivered by registered or certified mail (return receipt requested), three Business Days after mailing or (iii) if delivered by first class mail, three Business Days after mailing. Notices shall be deemed to be deemed properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           Citrix Systems, Inc.
                           851 W. Cypress Creek Road
                           Fort Lauderdale, FL  33309
                           Attention : General Counsel
                           Telephone:  (954) 267-3000
                           Facsimile:  (954) 267-2862

                           with a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA  02110
                           Attention:  Steven C. Browne
                           Telephone:  (617) 248-7000
                           Facsimile:  (617) 248-7100

                  (b)      if to the Company, to:

                           Expertcity.com, Inc.
                           5385 Hollister Avenue
                           Santa Barbara, CA  93111
                           Attention:  President and Chief Executive Officer
                           Telephone:  (805) 690-6400
                           Facsimile:  (805) 690-6471

                           with a copy to:

                           Stradling Yocca Carlson & Rauth
                           660 Newport Drive, Suite 1600
                           Newport Beach, CA 92660
                           Attention:  Lawrence B. Cohn
                           Telephone:  (949) 725-4000
                           Facsimile:  (949) 725-4100

                  (c)      if to the Stockholder Representative to:

                           Name:  Edward Sim
                           Address:  1700 East Putnam Street
                                     Old Greenwich, CT  06870-1333
                           Telephone:  (203) 321-7053
                           Facsimile:  (203) 321-7008

         11.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         11.4 ENTIRE AGREEMENT; ASSIGNMENT. Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder (i) to their respective Affiliates or (ii) to the LLC in connection with the LLC Merger; PROVIDED, HOWEVER, that Parent may not delegate its obligation to deposit the Merger Consideration with the Exchange Agent pursuant to Section 1.8 of this Agreement.

         11.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

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         11.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         11.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         11.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.10 DEFINITIONS. For purposes of this Agreement:

         "ACQUISITION EXPENSES" shall mean all fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement, including without limitation all legal, accounting, investment banking, tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         "AFFILIATE" shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

         "APPLICABLE FRACTION" shall mean (i) with respect to each share of Company Capital Stock that was acquired pursuant to the exercise, during the period from the date of this Agreement through and including the Closing, of a Nonstatutory Option, sixty percent (60%) or such greater percentage (as determined by Parent) as is necessary to ensure that Parent is able to withhold proper amounts from the Cash Consideration otherwise payable with respect to such shares of Company Capital Stock, and (ii) with respect to each other share of Company Capital Stock, fifty percent (50%) or such lesser percentage as is necessary as a result of the effect of clause (i) of this definition such that the aggregate Initial Merger Consideration will consist of fifty percent (50%) Cash Consideration and fifty percent (50%) Stock Consideration; in all cases subject to the redesignation procedures set forth in Section 1.6(d).

         "BUSINESS DAY" shall mean any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required to close.

         "CO-EMPLOYER" shall mean any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries.

         "COMPANY CAPITAL STOCK" shall mean the Company Common Stock and the Preferred Stock, collectively.

         "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates or any Co-Employer for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any material liability contingent or otherwise.

         "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is used or held for use in the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted with respect to the Company's products and services currently under development.

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole or
(b) the ability of the Company to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in a timely manner.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

         "DOL" shall mean the United States Department of Labor.

         "EARNINGS PERIOD" shall mean the period commencing on the date that is five (5) Nasdaq National Market trading days prior to the date Parent publicly announces its fiscal year 2003 earnings and ending on and including the date that is twelve (12) Nasdaq National Market trading days immediately following the date of such announcement.

         "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries, including any employee or former employee co-employed by the Company or any Subsidiary and a Co-Employer.

         "EMPLOYMENT AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company, any of its Subsidiaries or any Affiliate and any Employee or consultant.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "FULLY CONVERTED SHARES OF COMPANY CAPITAL STOCK OUTSTANDING" shall mean the total number of shares of Company Capital Stock outstanding at the Effective Time plus the total number of shares of Company Capital Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for Company Capital Stock outstanding at the Effective Time (whether or not then exercisable or subject to vesting).

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all proprietary databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "IRS" shall mean the Internal Revenue Service.

         "KNOWLEDGE" (including any derivation thereof such as "known" or "knowing") shall mean the actual knowledge of the officers and directors of the Company and its Subsidiaries, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons.

         "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

         "MEDICARE AMOUNT" shall mean any Medicare taxes (as defined in Section 3111(b) of the Code) payable by Parent, Merger Sub or the Company in connection with the transactions contemplated by this Agreement (including without limitation in connection with the exercise of the Standard Options).

         "NONSTATUTORY OPTION" shall mean any Standard Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code, taking into account any vesting acceleration resulting from the transactions contemplated by this Agreement.

         "OPTION PROCEEDS" shall mean the aggregate cash proceeds actually received by the Company from the exercise of Standard Options from the date of this Agreement up through and including the Closing.

         "PARENT AVERAGE CLOSING PRICE" shall mean the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Closing Date.

         "PER SHARE CONTINGENT CONSIDERATION" shall mean an amount equal to the quotient obtained by dividing (x) the Contingent Consideration by (y) the Fully Converted Shares of Company Capital Stock Outstanding.

         "PER SHARE INITIAL MERGER CONSIDERATION" shall mean an amount equal to the quotient obtained by dividing (a) the Initial Merger Consideration by (b) the Fully Converted Shares of Company Capital Stock Outstanding.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

         "PUBLICLY AVAILABLE SOFTWARE" shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Software License.

         "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof;
(ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" means, with respect to any Person, any Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

         "SURVIVING BUSINESS" shall mean the Company's businesses and operations that continue in the LLC after the consummation of the LLC Merger.

         "SURVIVING BUSINESS AUDITORS" shall mean a nationally recognized independent auditing firm chosen by Parent, which firm may be Parent's independent external auditors, Ernst & Young, LLP.

         "TAX" and "TAXES" shall mean all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

         "TAX AUTHORITY" shall mean any governmental entity responsible for the imposition or collection of any Tax.

         "TAX RETURNS" shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

         11.11    OTHER DEFINED TERMS.

         DEFINED TERM                                SECTION
         ------------                                -------

         Accounting Referee                          1.6(f)
         Agreed Claims                               9.4(d)
         Agreement                                   Preamble
         Balance Sheet Date                          2.7(a)
         Business Plan                               1.6(f)
         California Permit                           4.2
         Cash Consideration                          1.6(b)
         Certificate of Merger                       1.2
         Certificates                                1.8(b)
         CGCL                                        Recital A
         Claim Certificate                           9.4(a)
         Closing                                     1.2
         Closing Date                                1.2
         Code                                        Recital B
         Company                                     Preamble
         Company Authorizations                      2.13
         Company Balance Sheet                       2.7(a)
         Company Certificate of
            Incorporation                            6.13
         Company Common Stock                        2.3(a)
         Company Customer Information                2.12(d)
         Company Financial Statements                2.7(a)
         Company Options                             2.3(b)
         Company Products                            2.15
         Company Schedules                           Article II
         Company Stockholders Meeting                4.4
         Contingent Closing Date                     1.6(f)
         Contingent Consideration                    Schedule 1.6(f)
         Contingent Consideration
            Representative                           1.6(f)
         Continuity Shares                           1.6(d)(iii)
         Contract(s)                                 2.5
         Current Employees                           2.26(a)
         Determination Date                          4.3
         DGCL                                        Recital A
         Dissenting Share Payments                   1.7(c)
         Dissenting Shares                           1.7(a)

         DOJ                                         6.17
         Effective Time                              1.2
         Environmental Permits                       2.23(c)
         EquiServe                                   1.8(a)
         Escrow Agreement                            8.2(c)
         Escrow Amount                               1.6(h)
         Exchange Agent                              1.8(a)
         Expense Certificate                         8.3(m)
         Fairness Hearing Law                        4.2
         FTC                                         6.17
         GAAP                                        2.7(a)
         Governmental Entity                         2.6
         Hazardous Material                          2.23(a)
         Hazardous Materials Activities              2.23(b)
         HSR Act                                     2.6
         Indemnified Parties                         9.2
         Information Statement                       4.2
         Lease(s)                                    2.12(a)(ii)
         Leased Real Property                        2.12(a)(i)
         Letter of Transmittal                       1.8(b)
         LLC                                         Recital A
         LLC Merger                                  Recital A
         Loss(es)                                    9.2
         Merger                                      Recital A
         Merger Consideration                        1.6(a)
         Merger Sub                                  Preamble
         Nondisclosure Agreement                     6.2
         Non-Disclosure, Non-Competition
            and Developments Agreements              6.10
         Option Agreements                           1.6(c)
         Parent                                      Preamble
         Parent Common Stock                         1.6(a)
         Parent Options                              3.6
         Parent Preferred Stock                      3.6
         Parent SEC Reports                          3.4(a)
         Preferred Stock                             2.3(a)
         Pro Rata Portion                            1.6(h)
         Proposal                                    6.15
         Proxy Statement                             4.3(a)
         Real Property                               2.12(a)(i)
         Registration Statement                      4.3
         Related Agreement(s)                        2.4
         Rule 145                                    6.8
         Rule 145 Affiliate                          6.8

         SEC                                         4.3
         Soliciting Materials                        4.4
         Standard Option Plan                        2.3(b)
         Standard Options                            2.3(b)
         Stock Consideration                         1.6(b)
         Stockholder Representative                  Preamble
         Stockholders                                1.6(b)
         Superior Proposal                           6.15(b)
         Surviving Business Cost
            of Revenue                               Schedule 1.6(f)
         Surviving Business Gross Margin             Schedule 1.6(f)
         Surviving Business Operating
            Expense Margin                           Schedule 1.6(f)
         Surviving Business Operating
            Expenses                                 Schedule 1.6(f)
         Surviving Business Revenue                  Schedule 1.6(f)
         Surviving Corporation                       1.1
         Termination Date                            10.1(b)
         Termination Fee                             10.2(b)
         Third Party Claim                           9.4(c)
         Total Continuity Merger
            Consideration                            1.6(d)
         Voting Agreement                            Recital E

         11.12 EXPENSES. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

         11.13 PARTIES IN INTEREST. Except as provided in Section 6.18(d), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Stockholder Representative and the Contingent Consideration Representative have executed this Agreement or have caused this Agreement to be executed by their duly authorized respective officers, all as of the date first written above.





CITRIX SYSTEMS, INC.                       EXPERTCITY.COM, INC.
a Delaware corporation                     a Delaware corporation

By:  /s/ DAVID J. HENSHALL                 By: /s/ ANDREAS VON BLOTTNITZ
     ----------------------------------        -------------------------------
      Name:  David J. Henshall                 Name:  Andreas von Blottnitz
      Title: Vice President and Chief          Title: President and Chief
             Financial Officer                        Executive Officer





STOCKHOLDER REPRESENTATIVE                 EAC ACQUISITION CORP.
                                           a Delaware corporation

/s/ EDWARD G. SIM                          By: /s/ DAVID J. HENSHALL
---------------------------------------        -------------------------------
  Edward G. Sim                               Name:  David J. Henshall
                                              Title: President


CONTINGENT CONSIDERATION
REPRESENTATIVE


/s/ ANDREAS VON BLOTTNITZ
--------------------------------------
  Andreas von Blottnitz

                                INDEX OF EXHIBITS


EXHIBIT     DESCRIPTION
-------     -----------

Exhibit A   Form of Voting Agreement
Exhibit B   Form of Certificate of Merger
Exhibit C   Form of Non-Disclosure, Non-Competition and Developments Agreement
Exhibit D   Form of Escrow Agreement

                                                                       EXHIBIT A

                            FORM OF VOTING AGREEMENT

         VOTING AGREEMENT (this "Agreement") between Citrix Systems, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Expertcity.com, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Stockholder owns of record and/or holds (a) shares of the Company's capital stock and (b) stock options, convertible securities or warrants (whether or not vested) to acquire shares of the Company's capital stock, in each case in that number and class of shares of the Company's capital stock appearing on SCHEDULE A hereto (such options, convertible securities, warrants and/or shares of the Company's capital stock, together with any other such options, convertible securities, warrants and/or shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

         WHEREAS, upon the fulfillment of the terms and conditions of an Agreement and Plan of Merger by and among Parent, EAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), and the Company dated the date hereof (the "Merger Agreement"), the Merger Sub will be merged with and into the Company (the "Merger");

         WHEREAS, the Stockholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in his, her or its best interest as a stockholder of the Company that the Merger be consummated;

         WHEREAS, Parent has advised the Company that Parent is not prepared to execute the Merger Agreement unless Parent believes that it is reasonably likely that the Merger will be consummated, and therefore Parent is requiring that certain stockholders undertake in advance to vote their shares in favor of the Merger; and

         WHEREAS, for these reasons, in order to induce Parent to enter into the Merger and in consideration of the execution of the Merger Agreement by Parent and to enhance the likelihood that the Merger will be consummated, the Stockholder, solely in his, her or its capacity as a stockholder of the Company, agrees to vote the Subject Shares so as to facilitate consummation of the Merger.

         NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth below, the parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless the context clearly indicates otherwise.

2. TRANSFER OF SHARES. Subject to Section 7 hereof, the Stockholder agrees that, during the term of this Agreement, the Stockholder shall not cause or permit any Transfer (as defined below) of any of the Subject Shares or enter into any agreement, option or arrangement with respect to a Transfer. The Stockholder agrees that, during the term of this Agreement, the Stockholder shall not deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Shares. For purposes of this Agreement, a Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

3. AGREEMENT TO VOTE SHARES. The Stockholder agrees that at any meeting of stockholders of the Company or at any adjournment thereof, in any action by written consent or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Subject Shares (i) in favor of the Merger and each of the terms of the Merger Agreement and the transactions and other agreements reflected therein, (ii) against any proposal, amendment or agreement that would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger, this Agreement or change in any manner the voting rights of any class of capital stock of the Company, and (iii) against any Proposal. Notwithstanding the foregoing, nothing in this Agreement shall preclude Stockholder from exercising full power and authority to vote the Subject Shares in Stockholder's sole discretion for or against any proposal submitted to a vote or action by written consent of the Company's stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under
Section 280G of the Code.

4. DIRECTOR MATTERS EXCLUDED. Parent and Merger Sub acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any vote that Stockholder may make as a director of the Company with respect to a matter presented to the Company's Board of Directors.

5. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, the Stockholder has executed and delivered to Parent an irrevocable proxy in the form attached hereto as EXHIBIT A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Subject Shares.

6. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder (i) is the record and beneficial owner of the shares of the Company's capital stock and stock options, convertible securities or warrants (whether or not vested) to acquire shares of the Company's capital stock, in each case in that number and class of shares of the Company's capital stock appearing on SCHEDULE A hereto, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever; and (ii) does not beneficially own any securities of the Company other than the securities of the Company indicated on SCHEDULE A hereto. Except as set forth on SCHEDULE A, the Stockholder has the sole right to Transfer, to vote and to direct the voting of the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Shares, except for the Restated Stockholders Rights Agreement by and among the Company, the Stockholder and certain other stockholders of the Company dated November 12, 1999 or as set forth in this Agreement. The Stockholder (i) is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement and the Proxy, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by the Stockholder of this Agreement and the Proxy, the consummation by the Stockholder of the transactions contemplated hereby and compliance by the Stockholder with the provisions hereof and of the Proxy have been duly authorized by all necessary corporate, company, partnership or other action on the part of the Stockholder and no other corporate, company, partnership or other proceedings on the part of the Stockholder are necessary to authorize this Agreement and the Proxy, to consummate the transactions contemplated hereby or to comply with the provisions hereof or of the Proxy. Each of this Agreement and the Proxy has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder and is enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement and the Proxy, the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of the Stockholder, if applicable, or (ii) any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to the Stockholder or its properties or assets.

7. PERMITTED TRANSFERS. Notwithstanding Section 2 hereof, Stockholder may Transfer Subject Shares to (i) any family member, (ii) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more family members,
(iii) one or more charitable foundations or organizations or any trustee or trustees of a trust for the benefit thereof, (iv) a partnership of which Stockholder and/or family members of Stockholder own all of the partnership interests, (v) a limited liability company of which Stockholder and/or family members of Stockholder own all of the limited liability company membership interests or (vi) an Affiliate of such Stockholder; provided, however, that (i) Stockholder shall provide Parent with at least seven (7) days prior written notice of any such Transfer, (ii) any such transferee shall, as a condition to such Transfer, execute and deliver to Parent a counterpart signature page to this Agreement whereby such transferee shall become bound to the provisions hereof, (iii) Stockholder may Transfer Subject Shares to no more than three (3) transferees and (iv) each transferee must acquire at least twenty percent (20%) of the maximum number of Subject Shares that are at any time subject to this Agreement.

8. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) an amendment of the Merger Agreement which decreases the Merger Consideration or delays the timing of payment of the Merger Consideration. In the event of the termination of this Agreement, this Agreement and the Proxy shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

9. FURTHER COVENANT AND ASSURANCES. The Stockholder shall not (and (x) if the Stockholder is a corporation, the Stockholder's board of directors and executive officers shall not authorize, instruct, direct or knowingly allow or (y) if the Stockholder is not a corporation, the Stockholder shall not permit, any of its affiliates, directors, officers, employees, investment bankers, attorneys or other advisors or representatives to) (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Proposal. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the provisions of this Agreement and the transactions contemplated hereby.

10. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Without limiting Section 2 hereof in any way, the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares from the date hereof through the termination of this Agreement and shall be binding upon any Person to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. Any shares of the Company's capital stock or any stock options, convertible securities, or warrants (whether or not vested) to acquire shares of the Company's capital stock received by the Stockholder in connection with any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company shall be Subject Shares, and this Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any such additional Subject Shares.

11. DEPOSIT. The Stockholder shall cause a counterpart of this Agreement to be deposited with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by a stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

12. REMEDIES. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the

Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

14. ENTIRE AGREEMENT/AMENDMENT. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Stockholder agrees that process may be served upon him, her or it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

16. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 18th day of December, 2003.



STOCKHOLDER:


-----------------------------------------------------


By:
   --------------------------------------------------
    Name:
    Title:


By:
   --------------------------------------------------
    Name:
    Title:





Stockholder's Spouse (if applicable)


-----------------------------------------------------
Name:



CITRIX SYSTEMS, INC.


By:
   --------------------------------------------------
     Name:
     Title:

                                                                      SCHEDULE A



                                       Number and Class of Subject Shares
                                       Owned of Record or Held or Pursuant
                                       to Vested or Unvested Options, Warrants
Name and Address of Stockholder        or Convertible  Securities
-------------------------------        ----------------------------------------

                                                                       EXHIBIT A

                                IRREVOCABLE PROXY

The undersigned stockholder (the "Stockholder") of Expertcity.com, Inc., a Delaware corporation (the "Company"), solely in its, his or her capacity as a stockholder of the Company, hereby irrevocably appoints Mark B. Templeton, David
J. Henshall, and David R. Friedman of Citrix Systems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting, consent and similar rights with respect to all of the Subject Shares (as defined in the Voting Agreement, as defined below) until the Expiration Date (as defined below) as specified below. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable power and made for the benefit of third parties, and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Stockholder (the "Voting Agreement"), and is granted solely in furtherance of Stockholder's undertaking to vote the Subject Shares as required by the Voting Agreement contemplated by that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), among Parent, EAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the date of termination of the Voting Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Subject Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting
(i) in favor of the Merger and each of the terms of the Merger Agreement and the transactions and other agreements reflected therein, (ii) against any proposal, amendment or agreement that would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger, the Voting Agreement or change in any manner the voting rights of any class of capital stock of the Company, and (iii) against any Proposal (as defined in the Merger Agreement). Notwithstanding the foregoing, nothing in this Agreement shall preclude Stockholder from exercising full power and authority to vote the Subject Shares in Stockholder's sole discretion for or against any proposal submitted to a vote or action by written consent of the Company's stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code. Stockholder may vote the Subject Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER:



By:
   -----------------------------------------
     Name:
     Title:



   -----------------------------------------



By:
   -----------------------------------------
     Name:
     Title:





Stockholder's Spouse (if applicable)


-------------------------------------------
Name:





Dated:  December 18, 2003

                                                                       EXHIBIT B


                          FORM OF CERTIFICATE OF MERGER


                              CERTIFICATE OF MERGER

                                     MERGING

                           EAC ACQUISITION CORPORATION
                            (a Delaware corporation)

                                  WITH AND INTO

                              EXPERTCITY.COM, INC.
                            (a Delaware corporation)

         Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation, which is organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

         FIRST: The name and state of incorporation of the constituent corporations are: (a) Expertcity.com, Inc., a corporation organized and existing under the laws of the State of Delaware ("Expertcity"), and (b) EAC Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (collectively the "Constituent Corporations").

         SECOND: An Agreement and Plan of Merger by and among Citrix Systems, Inc., a Delaware corporation, and the Constituent Corporations dated as of December 18, 2003 (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

         THIRD: The name of the surviving corporation is Expertcity.com, Inc. (the "Surviving Corporation").

         FOURTH: The Certificate of Incorporation of the Surviving Corporation is amended and restated in its entirety to read as set forth in EXHIBIT A hereto.

         FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 125 High Street, Boston, MA 02110.

         SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.



         [THE REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of the ___ day of ___________, 2004.


                             EXPERTCITY.COM, INC.


                             By:
                                -----------------------------------------------
                                   Its:  President and Chief Executive Officer

                                                                       EXHIBIT C

                     FORM OF NON-DISCLOSURE, NON-COMPETITION
                           AND DEVELOPMENTS AGREEMENT

AGREEMENT (the "Agreement") made this ___ day of _________, 200_ by and between __________________ (the "Executive"), Expertcity.com, Inc., a Delaware corporation with a principal place of business at 5385 Hollister, Avenue, Santa Barbara, CA 93111 and its parents, affiliates, divisions, successors and assigns ( "Expertcity"), and Citrix Systems, Inc. and its affiliates, subsidiaries, divisions, successors and assigns ("Citrix") (all, collectively, the "Company").

         WHEREAS, Expertcity, Citrix Systems, Inc. ("Citrix") and a wholly-owned subsidiary of Citrix (the "Merger Sub") have executed an Agreement and Plan of Merger dated as of December 18, 2003 (the "Merger Agreement") whereby the Merger Sub shall be merged with and into Expertcity, and Expertcity shall continue as the surviving corporation and as a wholly-owned subsidiary of Citrix (the "Merger");

         WHEREAS, after the consummation of the merger, Expertcity currently intends to merge with and into a limited liability company wholly-owned by Citrix (the "LLC"), and I agree and acknowledge that Expertcity shall assign the rights and benefits given to it in this Agreement to the LLC and this Agreement shall survive any such assignment;

         WHEREAS, Citrix's business is conducted throughout the world and Citrix's reputation and goodwill are an integral part of its business success;

         WHEREAS, my position with Company shall require that I be trusted with extensive confidential and trade secret information about Company, and that I develop a thorough and comprehensive knowledge of all details of the Company's business, including, but not limited to, information relating to research, development, inventions, financial and strategic planning, research, marketing, distribution and licensing of the Company's products and services;

         WHEREAS, I am a substantial stockholder of Expertcity common stock;

         WHEREAS, Citrix intends to purchase all of the equity interests in Expertcity through the Merger, including the substantial number of shares of common stock that I hold;

         WHEREAS, as part of the Merger, and as a direct result of the sale of my shares of Expertcity common stock, I will receive a substantial portion of the Merger consideration;

         WHEREAS, as a material inducement to Citrix entering into the Merger Agreement and consummating the Merger, and in consideration of the covenants and agreements set forth in the Merger Agreement, and in order to provide Citrix with the full benefits of the Merger, I have agreed to execute and deliver this Agreement because I wish to induce Expertcity and Citrix to consummate the Merger, which would not occur absent my executing this Agreement;

         WHEREAS, this Agreement shall be effective at the Effective Time (as defined in the Merger Agreement); and

         WHEREAS, the execution and delivery by me of this Agreement is a condition precedent to Citrix's willingness to consummate the Merger Agreement.

NOW, THEREFORE, in consideration for Citrix's purchase of my Expertcity stock, and, in addition, in consideration for my continued employment by Company, subject to the policies, procedures and practices that Company may establish from time to time, the compensation I shall receive from Company during my employment, and as a material inducement for the Company to disclose to me in connection with its business certain confidential, proprietary and/or trade secret information described below, I hereby agree:

1. PERFORMANCE OF DUTIES During my employment with Company, I will devote my full time, attention, energies, skills and efforts to the performance of any job duties and responsibilities assigned to me by Company. I shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which may tend to (i) interfere with the performance of any job duties and responsibilities assigned to me by Company, (ii) create a conflict of interest, or (iii) be competitive with the business activities, products or services of Company. Notwithstanding the foregoing, Executive may participate in the activities set forth in Exhibit C provided that Executive's performance thereof does not violate (a) any term of this or any other Agreement between Executive and Expertcity or Citrix or (b) any of Company's policies.

2. CONFIDENTIALITY AND NON-DISCLOSURE I understand that in the course of my employment with Company, I will have access to, be entrusted or become acquainted with and may acquire knowledge of various confidential, trade secret and/or proprietary information of Company and/or its clients and customers (all of which is hereinafter referred to as "Confidential Business Information"). By way of illustration only, and not limitation, Confidential Business Information may include information regarding (a) marketing strategies, programs, plans and methods; (b) pricing policies, product strategies, and methods of operation and other business methods; (c) customer lists, customer identification, customer prospects, prospective leads or target accounts, and other basic customer information; (d) technical data, specifications, designs, concepts, discoveries, improvements, product plans, research and development information, formulas, compilations, programs, methods, techniques, inventions, devices, systems, and techniques; (e) expansion plans, management policies and other business policies and strategies, (f) business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; (g) employment lists, salary information and other information regarding employees, agents, representatives, consultants and independent contractors of Company; (h) internally developed computer programs and software, computer source codes, integrated computer systems and data, and internal procedures and forms; (i) lists of Company's vendors and suppliers and terms of service contracts; (j) any Confidential Business Information of any third party which Company is obligated to keep confidential and (k) other information which enables Company to compete successfully.

                  I hereby agree not to use any of the Confidential Business Information for any purpose other than in the course and scope of my employment with Company and for the exclusive benefit of Company. Except for disclosure in the course and scope of my employment with Company and on behalf of Company, I will not at any time, either during or after my employment by Company, directly or indirectly, use, publish, disseminate, copy, distribute or otherwise disclose any Confidential Business Information to any other person or entity.

                  I agree to take all steps necessary, and all steps requested by Company, to ensure that the Confidential Business Information is kept secret and confidential and for the sole use and benefit of Company and to comply with all applicable policies and procedures of Company regarding the storage and security of all Confidential Business Information, whether in hard copy form or stored on computer disks or other electronic media. I also acknowledge that the Confidential Business Information is and has been the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.

                  I acknowledge and agree that the Confidential Business Information is a special and unique asset of Company and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure. I further agree that the disclosure of any Confidential Business Information to competitors of Company both during and after my employment with Company, or use of any Confidential Business Information for my own benefit would constitute misappropriation of the Confidential Business Information.

                  I acknowledge that all documents and materials that I prepare, and Confidential Business Information that I may have access to, may be given or entrusted to me or that I may acquire knowledge of in the course of my employment by Company, are and shall remain the sole property of Company. In the event that my employment with Company terminates for any reason, or upon demand by Company, I agree to (i) immediately return or turn over to Company all Confidential Business Information (and any copies thereof) in my possession, custody or control, as well as any documents, notes or other work product, information and other property in my possession, custody or control which is in any way connected with or derived from my services to, or affiliation with, Company, and (ii) sign and return to Company a copy of the "Termination Certificate" attached hereto as Exhibit "A."

3. NON-SOLICITATION OF CLIENTS During my employment with Company and for a period of twelve (12) months following the termination of my employment with Company for any reason, I agree not to, either individually or jointly, directly or indirectly, either as an employee, employer, operator, agent, independent contractor, owner, consultant, partner, investor or otherwise, provide to any actual or prospective client of Company serviced by me or with whom I otherwise have dealt while employed by Company any products or services that compete with the products and services offered, planned to be offered and/or under development by Company during the term of my employment and/or at the time of my employment termination.

                  I agree that during my employment with Company and for a period of twelve (12) months following the termination of my employment with Company for any reason, I will not, directly or indirectly, call upon or solicit, either for myself or for any other person or entity, any clients or accounts of Company for the purpose of competing, whether directly or indirectly, nor shall I make known to any other person or entity, either directly or indirectly, the names and addresses of and other pertinent information relating to any such clients or accounts, or any Confidential Business Information relating to any of them.

                  I agree that this covenant not to solicit clients is reasonable and necessary to protect Company's legitimate business interests, including, without limitation, the confidential business or professional information and trade secrets of Company, the substantial relationships between Company and its clients, and the goodwill of Company. I also agree that the 12-month duration of this covenant not to solicit clients is reasonable. I further agree that the enforcement of this covenant not to solicit clients, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public health, safety and welfare.

4. NON-SOLICITATION OF EMPLOYEES I agree that during my employment with Company and for a period of twelve (12) months after the termination of my employment with Company for any reason, I will not, directly or indirectly, myself or through any individual or entity, (i) solicit, induce or attempt to induce away, or aid, assist or abet any other person or entity in soliciting, inducing or attempting to induce away from his/her employment or association with Company any officer, director, employee, independent contractor, consultant, agent, or other personnel or representative of Company, or (ii) otherwise disrupt, impair, damage or interfere with any relationship between Company and any of its officers, directors, employees, independent contractors, consultants, agents, or other personnel or representatives.

                  In addition, I agree that during my employment with Company and for a period of six (6) months after the termination of my employment with Company for any reason, I will not, directly, myself, hire, retain, or engage, or aid, assist or abet any other person or entity in hiring, retaining or engaging, any current officer, director, employee, independent contractor, consultant, agent, or other personnel or representative of Company, or any such person whose relationship with Company terminated either six months prior to or six months after my relationship with Company terminated.

                  I agree that these covenants are reasonable and necessary to protect Company's legitimate business interests, including, without limitation, the confidential business or professional information and trade secrets of Company, the substantial relationships between Company and its officers, directors, employees, independent contractors, consultants, agents, and other personnel or representatives. I also agree that the 12-month duration of this covenant not to solicit or six-month duration of this covenant not to hire employees is reasonable. I further agree that the enforcement of this covenant not to solicit or hire employees, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public policy.

5. NON-COMPETITION In addition, I agree that during my employment with Company and for a period of four (4) years after the Merger's Effective Date or two (2) years after the termination of my employment with Company for any reason, whichever period is longer, I will not, anywhere in the world, individually or jointly, directly or indirectly, whether as a partner, owner, investor, joint venturer, officer, director, employer, employee, operator, consultant, agent, independent contractor, stockholder or otherwise, engage in or be related to any business or enterprise in competition with the business of Company.

                  I agree that this covenant not to compete is reasonable and necessary to protect Company's legitimate business interests, including, without limitation, the confidential and professional information and trade secrets of Company, the substantial relationships between Company and its customers and clients, and the goodwill of Company. Additionally, I acknowledge and agree that Company provides its products and services on a worldwide basis and, thus, the geographical limitation of this covenant not to compete also is reasonable. I further agree that the enforcement of this covenant not to compete, whether by injunctive relief, damages, or otherwise, is in no way contrary to the public policy.

                  The ownership by me of not more than one percent of the shares of stock of any corporation having a class of equity registered under the Securities Exchange Act of 1934, or a foreign country equivalent, shall not be deemed, in and of itself, to violate the prohibitions against competition in this Section 5.

6. OTHER OBLIGATIONS I represent and warrant to Company that I am not under any contract, agreement or restrictive covenant, and have not previously executed any documents whatsoever with any other person, firm, association, or corporation, that will, in any manner, prevent me from performing any of the job duties and responsibilities that may be assigned to me from time to time by Company.

                  I also represent and warrant that I will not bring and have not brought with me to Company and that I will not use in the course and scope of my employment with Company any confidential, proprietary and/or trade secret materials, documents or information that I obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. I further represent and warrant that, during my employment with Company, I will not breach any obligation or duty to maintain confidential and not to disclose or use that I may owe to any former employer or other individual or entity, and I agree to fulfill and comply with any and all such obligations and duties during my employment by Company.

7. DISCLOSURE AND ASSIGNMENT OF INVENTIONS If at any time during the term of my employment by Company, I (either alone or with others) made, conceived, discovered, or reduced to practice, or make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (hereinafter called "Developments") that (i) related or relate to the business of Company or any of the products or services being developed, manufactured or sold by Company, or which may be used in relation therewith; (ii) resulted or result, directly or indirectly, from tasks, duties and/or responsibilities assigned to me by Company; or (iii) resulted or result, directly or indirectly, from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Company, such Developments and the benefits thereof shall be considered work made for hire and shall immediately become the sole and absolute property of Company and its assigns. I agree that I have disclosed, and shall immediately disclose, to Company (or any persons designated by it) each of such Developments and agree to immediately communicate to Company, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models).

                  If any of the Developments may not, by operation of law or otherwise, be considered work made for hire by me for Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, I hereby assign to Company, and upon the future creation thereof automatically assign to Company, without further consideration, the ownership of all such Developments. I understand and agree that Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Developments. Upon disclosure of each of such Developments to Company, I agree during the term of my employment and at any time thereafter, at the request and cost of Company, to sign, execute, make and do all such deeds, documents, acts and things as Company may reasonably require to perfect and protect all interests therein.

         NOTICE: THIS AGREEMENT IS SUBJECT TO CALIFORNIA LABOR CODE 2870 AND SHALL NOT APPLY TO ANY DEVELOPMENT DEVELOPED ENTIRELY ON MY OWN TIME WITHOUT USING COMPANY'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE DEVELOPMENTS THAT EITHER: (I) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE DEVELOPMENT TO COMPANY'S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF COMPANY; OR (II) RESULT FROM ANY WORK PERFORMED BY ME FOR COMPANY.

                  In the event Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to any Developments, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection relating to any Developments with the same legal force and effect as if executed by me.

                  I represent that the Developments, if any, identified in the Schedule of Separate Works attached hereto as Exhibit "B", comprise all the Developments which I have made or conceived PRIOR to my employment by Company and any of its predecessors. Any such Developments listed in Exhibit B are excluded from and shall not be assigned to Company pursuant to this Agreement. I understand that it is only necessary to list in Exhibit B the title and purpose of such Developments but not details thereof. I also agree not to include, in whole or in part, any Developments listed in Exhibit B in the materials I prepare for Company or otherwise use, in whole or in part, any Developments listed in Exhibit B in connection with my employment by Company unless and until such items are licensed or assigned to Company under separate written agreement.

8. NOTICE TO FUTURE EMPLOYERS AND OF FUTURE EMPLOYMENT I agree and acknowledge that during my employment with Company and for the effective period of the non-competition provision set forth in Section 5, I will inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement, and I shall provide each prospective employer with a copy of this Agreement. I also agree and acknowledge that Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement. Company shall also be entitled to notify such actual or potential future employer of Company's understanding of the requirements of this Agreement and what steps, if any, Company intends to take to insure compliance with or enforcement of this Agreement.

9. ENFORCEMENT I understand that if I violate the terms of this Agreement while I am employed by Company, I will be subject to disciplinary action up to and including discharge from my employment. I further agree and acknowledge that the covenants and undertakings contained in this Agreement relate to matters that are of a special, unique and extraordinary character and that a violation or breach of any of the restrictive covenants in this Agreement will cause irreparable harm to Company, the full amount of which will be impossible to estimate or determine and which cannot be adequately compensated. For that reason, I agree that, in addition to any other remedies, Company will be entitled to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction to enforce this Agreement in the event of an actual, potential or threatened breach of the restrictive covenants in this Agreement. Without regard to whether Company seeks or is granted any such equitable relief, Company will not be prejudiced in its right to seek and be awarded damages for any breach of any restrictive covenant in this Agreement. I understand that the rights and remedies provided for in this Agreement are cumulative and will be in addition to any rights and remedies otherwise available to Company under applicable law. I also agree that the existence of any claim or cause of action that I may have against Company, whether predicated on this Agreement or otherwise, shall not constitute a valid defense to the enforcement of the restrictive covenants contained in this Agreement.

                  I further agree and acknowledge that should legal proceedings be initiated by Company to enforce the restrictive covenants contained in Sections 3, 4 and 5 of this Agreement, the commencement of the duration of said covenants, as the case may be, will commence on the date of the entry of an order granting Company injunctive, monetary or other relief from my actual or threatened breach of said covenants and will remain in effect for the next succeeding six months, 12 months or time period as specified in Section 5, as the case may be. I acknowledge that the purpose and effect of the covenants contained in Sections 3, 4 and 5 of this Agreement would be frustrated by measuring the duration of said covenants from the termination of this Agreement where I fail to honor the covenants contained in Sections 3, 4 and 5 of this Agreement until directed to do so by court order.

10. AMENDMENT OR MODIFICATION This Agreement may not be changed or amended except in writing signed by the parties.

11. SUCCESSORS Expertcity may assign the rights and benefits given to it in this Agreement, to which I expressly agree and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure. Without limiting the foregoing, I expressly acknowledge and agree that Expertcity currently intends to merge with and into the LLC and further agree that Expertcity shall assign the rights and benefits given to it in this Agreement to the LLC and this Agreement shall survive any such assignment. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives. Company also may assign its rights and benefits in this Agreement.

12. WAIVER The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

13. CHOICE OF LAW I understand that this Agreement will be governed by and construed and enforced in accordance with the laws of the State of California.

14. SEPARATE COVENANTS This Agreement shall be deemed to consist of a series of separate covenants by me, one for each line of business carried on by the Company. The parties expressly agree that the character, duration and geographical scope of this Agreement, including, but not limited to, the covenants in Section 5, are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a court of competent jurisdiction nonetheless determine at a later date that the character, duration or geographical scope of this Agreement, including, but not limited to, the covenants in Section 5, are unreasonable in light of the circumstances as they then exist, then it is my intention and agreement that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on my conduct that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement to the maximum extent permitted by applicable law. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants (or portions thereof), which, if eliminated, would permit the remaining separate covenants (or portions thereof) to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

15. SEVERABILITY Without limiting the applicability of Section 14, it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in California. Accordingly, if any particular provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this Agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

16. NO EMPLOYMENT CONTRACT FOR A SPECIFIC TERM Nothing in this Agreement will be construed as giving rise to any contract of employment or guarantee of employment for any fixed period of time. Absent a separate written employment contract for a specific term signed by the parties, I understand that my employment by Company is for an indefinite period of time, is at-will and therefore may be terminated by either me or Company or the Company at any time, for any or no reason, with or without prior notice.

17. HEADINGS Any section or paragraph title or caption contained in this Agreement is for convenience only, and in no way defines, limits or describes the scope or intent of this Agreement or any of the provisions hereof.

18. CONSTRUCTION This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

19. KNOWLEDGE OF RIGHTS AND DUTIES I have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that I may consult with counsel of my choice for any explanation of my rights, duties, obligations and responsibilities under this Agreement, should I so desire. I acknowledge that I enter into this Agreement of my own free will.

20. ENTIRE AGREEMENT This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties; provided, however, that for the period from the start of my Expertcity.com, Inc. employment up to and until the date on which I execute this Agreement (the "pre-Citrix term"), the General Employment Terms and Conditions, Invention Assignment Agreement and any other confidentiality and/or invention assignment provision and agreement, all of which I executed as a condition of my Expertcity employment, remain in full force and effect for the pre-Citrix term. Notwithstanding the forgoing, this Agreement does not supersede the Employment Agreement of even date herewith.



                         [signatures on following page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above as an instrument under seal.



                                            EXECUTIVE:


                                            ----------------------------------
                                                     Executive's Signature

                                            ----------------------------------
                                                     Executive's Printed Name



                                           EXPERTCITY.COM, INC.

                                            By:
                                            ----------------------------------
                                            Name:
                                            ----------------------------------
                                            Title:
                                            ----------------------------------



                                            CITRIX SYSTEMS, INC.

                                            By:
                                            ----------------------------------
                                            Name:
                                            ----------------------------------
                                            Title:
                                            ----------------------------------

                                    EXHIBIT A

                            TERMINATION CERTIFICATION


         This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Business Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Expertcity.com, Inc., Citrix Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

         I further certify that I have complied with, and shall continue to comply with, all the terms of the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

         I further agree that, in compliance with the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all Confidential Business Information, including, but not limited to, all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

         Lastly, I agree that I have been paid all accrued but unpaid wages and accrued but unused vacation pay as of the last day of my employment.

Date:  ____________________________




                                         ---------------------------------
                                         (Signature)


                                         ---------------------------------
                                         (Print or type name)

                                    EXHIBIT B



                           SCHEDULE OF SEPARATE WORKS


         The following are works, related to the Company's business, in which I have any right, title or interest, and which were conceived or written, either wholly or in part, by me prior to or outside the scope of my employment by Company or any of its predecessors, and are not assigned to the Company pursuant to Section 7 of the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement.

DESCRIPTION:  (If none, enter the word "None")





Indicate any item listed above that has been published, registered as a copyright, or is or has been the subject of a patent application:





Indicate the name of such organization or third party that also has rights in any of the listed items (such as former employers, partners, etc.):





The foregoing is complete and accurate to the best of my knowledge.



Employee's Signature:                                   Date:
                      ------------------------------          -----------------



Employee's Printed Name:
                         ---------------------------

                                    EXHIBIT C



Permissible activities:

                       CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

         (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                                                       EXHIBIT D


                            FORM OF ESCROW AGREEMENT

         This ESCROW AGREEMENT (this "AGREEMENT") is entered into as of this __ day of _______, 2004, by and among Citrix Systems, Inc., a Delaware corporation ("PARENT"), Expertcity.com, Inc., a Delaware corporation (the "COMPANY"), Edward Sim (the "STOCKHOLDER REPRESENTATIVE"), and American Stock Transfer & Trust, a New York corporation (the "ESCROW AGENT").

                                    RECITALS

         WHEREAS, Parent, EAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company and the Stockholder Representative have entered into that certain Agreement and Plan of Merger dated as of December __, 2003 (the "MERGER AGREEMENT"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "MERGER"), with the Company to be the surviving corporation of the Merger;

         WHEREAS, pursuant to the terms of the Merger Agreement, a portion of the Merger Consideration equal to $33,750,000 in cash (the "ESCROW AMOUNT") is to be paid by Parent, on behalf of the Stockholders, to the Escrow Agent and held in escrow for the purpose of funding claims for indemnification by any Indemnified Party pursuant to Article IX of the Merger Agreement; and

         WHEREAS, pursuant to the Merger Agreement, the Stockholders have appointed the Stockholder Representative to represent them for all purposes in connection with the indemnification provisions of the Merger Agreement and this Escrow Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

         1. RECEIPT OF ESCROW AMOUNT. By its signature below, the Escrow Agent acknowledges receipt of the Escrow Amount. The parties hereto hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent pursuant to this Agreement. The Escrow Amount shall be held by the Escrow Agent as a trust fund in a separate account (the "ESCROW ACCOUNT") maintained for the purposes, and on the terms and subject to the conditions, set forth in this Agreement.

         2. INVESTMENT OF ESCROW AMOUNT. During the term of this Agreement, the Escrow Amount and all interest thereon shall be invested and reinvested by the Escrow Agent in the investment(s) indicated on SCHEDULE 1. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on SCHEDULE 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to reinvest the Escrow Amount.

         If the Escrow Agent has not received joint written instructions of Parent and the Stockholder Representative ("JOINT WRITTEN INSTRUCTIONS") at any time that an investment decision must be made, the Escrow Agent shall invest the Escrow Amount and all interest thereon in commercial paper rated AA. All interest and other income earned on the Escrow Amount through the Termination Date shall not become part of the Escrow Amount. For tax purposes, all interest and other income earned on the Escrow Amount shall be reported as taxable income of the Parent and the Escrow Agent shall file applicable tax forms consistent with such treatment. The Escrow Agent shall pay to Parent from the Escrow Account annually, no later than thirty (30) days after the end of each calendar year, the amount of such interest and other income earned during such calendar year. The correct taxpayer identification number of Parent and each of the Stockholders is set forth on SCHEDULE 2. As soon as practicable after the execution of this Agreement by the parties hereto, the Escrow Agent shall be provided with a fully completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, from Parent and each of the Stockholders. The Escrow Agent shall file such reports and withhold such taxes as it determines is required by law or regulation. It is expressly agreed and understood that the Escrow Account shall be treated as a grantor trust of the Parent for tax purposes and Parent shall be responsible for filing any applicable tax returns with respect to the interest and other income earned on the Escrow Amount.

         3. RELEASE OF ESCROW AMOUNT.

                  (a) On each occasion on which Parent determines that any Indemnified Party may be entitled to indemnification for any amount pursuant to
Article IX of the Merger Agreement, Parent may deliver to the Stockholder Representative and the Escrow Agent a Claim Certificate for the payment of such amount.

                  (b) Within thirty (30) days after receipt by the Stockholder Representative of a Claim Certificate, the Stockholder Representative may deliver to Parent and the Escrow Agent a written objection to all or any part of the Claim Certificate (an "OBJECTION"). The Objection shall set forth in detail the basis of the Stockholder Representative's objection to the Claim Certificate and the amount in dispute.

                  (c) If the Stockholder Representative fails to deliver an Objection to Parent and the Escrow Agent by 5:00 p.m. Eastern Time on the thirtieth (30th) day following the receipt by the Stockholder Representative of a Claim Certificate, the Escrow Agent shall pay to the Indemnified Parties out of the Escrow Amount an amount equal to the amount requested in the Claim Certificate (up to a maximum of the Escrow Amount). Any such payment shall be made on or before the second (2nd) Business Day following the expiration of such thirty (30) day period. The Escrow Agent shall continue to hold any amounts remaining in the Escrow Account following the payment of any Claim Certificate in accordance with the terms of this Agreement.

                  (d) If the Stockholder Representative properly delivers a timely Objection with respect to all or any portion of a Claim Certificate, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Claim Certificate or the disputed portion thereof, as the case may be, pending receipt of either (i) payment instructions signed by Parent and the Stockholder Representative, specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such Claim Certificate ("JOINT PAYMENT INSTRUCTIONS") or (ii) a notice from either Parent or the Stockholder Representative stating that either such Claim Certificate has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered or such Claim Certificate has been submitted to a panel of arbitrators with proper jurisdiction and that a final non-appealable award with respect to such arbitration has been rendered (in each case, a "JUDGMENT NOTICE") which is accompanied by a copy of a final, nonappealable order of such court or such arbitration panel, as the case may be (each an "ORDER"), pursuant to which such court has determined whether and to what extent the Indemnified Parties are entitled to the amount requested in the Claim Certificate. Upon receipt of Joint Payment Instructions or a Judgment Notice, as applicable, the Escrow Agent shall thereafter act in accordance with Section 3(e) or 3(f) below, as applicable. A copy of the Judgment Notice or Order shall be delivered to each party at the same time as it is delivered to the Escrow Agent.

                  (e) Upon receipt by the Escrow Agent of Joint Payment Instructions, if such Joint Payment Instructions indicate that any Indemnified Parties are entitled to payment in respect of all or any portion of the Claim Certificate, then the Escrow Agent shall release from the Escrow Account and pay to the Indemnified Parties the amount indicated in such Joint Payment Instructions (up to a maximum of the Escrow Amount). Such payment shall be made on or before the second (2nd) Business Day following the date on which such Joint Payment Instructions are received by the Escrow Agent. If such Joint Payment Instructions indicate that the Indemnified Parties are not entitled to all or any portion of the amount claimed in such Claim Certificate (a "DISCHARGE NOTICE"), then the Escrow Agent shall continue to hold such amount in the Escrow Account in accordance with the terms of this Agreement until such amounts are to be disbursed (A) to the Stockholders pursuant to Sections 3(i), 3(j) or 3(k),
(B) to any Indemnified Parties in respect of another Claim Certificate pursuant to Sections 3(c), 3(e) or 3(f) or (C) to any Person pursuant to Section 3(l).

                  (f) If the Escrow Agent has received a Judgment Notice and an Order with respect to any Claim Certificate, then the Escrow Agent shall release from the Escrow Account and pay to the Indemnified Parties an amount equal to the amount due the Indemnified Parties. Such payment shall be made on or before the second (2nd) Business Day following the date on which the Escrow Agent received such Order. If such Order indicates that the Indemnified Parties were not entitled to all or any portion of the amount claimed in the Claim Certificate (a "DETERMINATION DISCHARGE"), then the Escrow Agent shall continue to hold such amount to which the Indemnified Parties were determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed (A) to the Stockholders pursuant to Sections 3(i), 3(j) or 3(k),
(B) to any Indemnified Parties in respect of another Claim Certificate pursuant to Sections 3(c), 3(e) or 3(f) or (C) to any Person pursuant to Section 3(l).

                  (g) Upon receipt of written instructions signed by the Stockholder Representative indicating that the Stockholder Representative has incurred expenses in connection with the performance of its duties under this Agreement or the Merger Agreement, the Escrow Agent shall promptly reimburse the Stockholder Representative for the amount of such expenses from the Escrow Account; provided that in no event shall the Escrow Agent reimburse the

Stockholder Representative for any amount in excess of $100,000 for all expenses incurred in the aggregate throughout the term of this Agreement; provided further that such $100,000 limit shall in no way limit the Stockholder Representative's right to indemnification under Section 9.5(b) of the Merger Agreement.

                  (h) As promptly as practicable following the disbursement of any funds from the Escrow Account, the Escrow Agent shall send a written statement to the Stockholder Representative and Parent stating the amount of the disbursement and the amounts remaining in the Escrow Account.

                  (i) The twelve (12) month anniversary of the Closing Date is referred to herein as the "INITIAL REDUCTION DATE". On the Initial Reduction Date, the Escrow Amount shall automatically be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Initial Reduction Date over (y) $20,375,000 (such excess being referred to as the "INITIAL ESCROW DISBURSEMENT"). On or before the third (3rd) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Initial Reduction Date, subject to the provisions of the following sentence, the Escrow Agent shall pay to the Stockholders the Initial Escrow Disbursement. If, however, the Escrow Agent shall have received on or before the Initial Reduction Date one or more Claim Certificates which have not been paid in accordance with Section 3(c) as of the Initial Reduction Date and as to which, on the Initial Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or an Order, nor received a Discharge Notice or a Determination Discharge (any such Claim Certificate being referred to as an "INITIAL OUTSTANDING CLAIM"), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Initial Outstanding Claims (the "INITIAL RETAINED AMOUNT") but shall pay to the Stockholders an amount equal to the excess, if any, of the Initial Escrow Disbursement over the Initial Retained Amount; and, thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Initial Retained Amount to Parent and/or the Stockholders, as applicable, as and when it receives Joint Payment Instructions, Orders, Discharge Notices or Determination Discharges, as applicable, related to the Initial Outstanding Claims. Following the Initial Reduction Date, in the event that the Initial Retained Amount at anytime exceeds the amount of all Initial Outstanding Claims which have not been paid to the Indemnified Parties or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Stockholders within five (5) Business Days of the Stockholder Representative's written request for such payment, an amount equal to such excess. The balance of the Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article IX of the Merger Agreement.

                  (j) The twenty-four (24) month anniversary of the Closing Date is referred to herein as the "SECOND REDUCTION DATE". On the Second Reduction Date, the Escrow Amount shall automatically be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Second Reduction Date over (y) the sum of (a) an amount equal to the portion of the Initial Retained Amount not previously disbursed as provided in Section 3(i) hereof and
(b) $7,000,000 (such excess being referred to as the "SECOND ESCROW DISBURSEMENT"). On or before the third (3rd) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Second Reduction Date, subject to the provisions of the following sentence, the Escrow Agent shall pay to the Stockholders the Second Escrow Disbursement. If, however, the Escrow Agent shall have received on or before the Second

Reduction Date one or more Claim Certificates which have not been paid in accordance with Section 3(c) as of the Second Reduction Date and which were not included in determining the Initial Retained Amount and as to which, on the Second Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or an Order, nor received a Discharge Notice or a Determination Discharge (any such Claim Certificate being referred to as a "SECOND OUTSTANDING CLAIM" and, together with the Initial Outstanding Claims, the "OUTSTANDING CLAIMS"), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Second Outstanding Claims (the "SECOND RETAINED AMOUNT" and together with the Initial Retained Amount not previously disbursed as provided in Section 3(i), the "RETAINED AMOUNT") but shall pay to the Stockholders an amount equal to the excess, if any, of the Second Escrow Disbursement over the Second Retained Amount; and, thereafter, the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount to Parent and/or the Stockholders, as applicable, as and when it receives Joint Payment Instructions, Orders, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims. Following the Second Reduction Date, in the event that the Retained Amount at anytime exceeds the amount of all Outstanding Claims which have not been paid to the Indemnified Parties or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Stockholders within five (5) Business Days of the Stockholder Representative's written request for such payment, an amount equal to such excess. The balance of the Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article IX of the Merger Agreement.

                  (k) The forty-second (42nd) month anniversary of the Closing Date is referred to herein as the "FINAL REDUCTION DATE". On the Final Reduction Date, the Escrow Amount shall be reduced by an amount equal to the excess (if any) of (x) the balance of the Escrow Amount on the Final Reduction Date over
(y) the portion of the Retained Amount not previously disbursed as provided in
Section 3(j) hereof (the "FINAL DISBURSEMENT Amount"). On or before the third
(3rd) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Final Reduction Date, subject to the provisions of the following sentence, the Escrow Agent shall pay to the Stockholders from the Escrow Account the Final Disbursement Amount. If, however, the Escrow Agent shall have received on or before the Final Reduction Date one or more Claim Certificates which have not been paid in accordance with Section 3(c) as of the Final Reduction Date and which were not included in determining the Retained Amount and as to which, on the Final Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or an Order, nor received a Discharge Notice or a Determination Discharge (all such Claim Certificates, together with the Outstanding Claims, the "FINAL OUTSTANDING CLAIMS"), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Final Outstanding Claims (all such amounts, together with any portion of the Retained Amount not previously disbursed as provided in Section 3(j), the "FINAL RETAINED AMOUNT") but shall pay to the Stockholders an amount equal to the excess, if any, of the Final Disbursement Amount over the Final Retained Amount; and thereafter the Escrow Agent shall release from the Escrow Account to Parent and/or Stockholders, as applicable, all or portions of the Final Retained Amount as and when it receives Joint Payment Instructions, Orders, Discharge Notices or Determination Discharges, as applicable, related to the Final Outstanding Claims. Following the Final Reduction Date, in the event that the Final Retained Amount at anytime exceeds the amount of all Final Outstanding Claims which have not been paid to the Indemnified Parties or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Stockholders within three (3) Business Days of the Stockholder Representative's written request for such payment, an amount equal to such excess.

                  (l) Notwithstanding the foregoing, if at any time the Escrow Agent shall receive Joint Written Instructions to release all or a portion of the Escrow Amount, then within three (3) Business Days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Escrow Amount in accordance with such Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions whenever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of the Merger Agreement. The date on which the entire Escrow Amount has been disbursed from the Escrow Account shall be referred to herein as the "TERMINATION DATE."

         4. DUTIES OF THE ESCROW AGENT.

                  (a) DUTIES IN GENERAL.

                           (1) The Escrow Agent undertakes to perform only such
duties as are expressly set forth herein (and required by applicable law), which the parties agree are ministerial in nature. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

                           (2) If the Escrow Agent becomes involved in
litigation with respect to this Agreement for any reason, it is hereby authorized to deposit the Escrow Amount with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Escrow Amount. Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

                           (3) If the Escrow Agent shall be uncertain as to its
duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise by Joint Written Instructions or by a final order or judgment of a court of competent jurisdiction. In addition, if the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall also have the right to interplead such parties in any state or federal court located in the State of Delaware (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Escrow Amount with the clerk of such court, and to request that such court determine the respective rights of the parties with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder.

                  (b) EXCULPATION. Except for the Escrow Agent's own willful misconduct or gross negligence: (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of, or from having refrained from performing, any duties imposed upon the Escrow Agent under this Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; (iv) the Escrow Agent may rely and/or act upon any written instrument, document or request believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein; and (v) the Escrow Agent shall have no liability of any kind whatsoever for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of legal counsel. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (c) NO ADDITIONAL DUTIES. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

                  (d) MISCELLANEOUS. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

         5. INDEMNITY. The Stockholders and Parent shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "INDEMNITEES") from all loss, liability or expense (including the fees and expenses of counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions from Parent and the Stockholder Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

         6. RESIGNATION OF THE ESCROW AGENT; ACQUISITION OF THE ESCROW AGENT. The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least fifteen (15) Business Days written notice to the parties. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any further duties as the Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent, Parent and the Stockholder Representative shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If the parties do not agree upon a successor Escrow Agent within fifteen
(15) Business Days after the receipt by the parties of the Escrow Agent's resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, Parent and the Stockholder Representative shall have the right at any time upon not less than seven (7) Business Days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as the Escrow Agent hereunder. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

         Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.

         7. FEES AND EXPENSES OF THE ESCROW AGENT. The fees and the expenses of the Escrow Agent for its services hereunder shall be paid by Parent in accordance with SCHEDULE 3. The provisions of this Section 7 shall survive any termination of this Agreement and removal or resignation of the Escrow Agent.

         8. NOTICES. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and addressed to such party for whom such communication is intended at the applicable address set forth below. Such notice shall be deemed to have been duly given (i) with regard to the Escrow Agent, when actually received by the Escrow Agent, and (ii) with regard to any other party hereto, when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

         IF TO PARENT:

         Citrix Systems, Inc.
         851 W. Cypress Creek Road
         Fort Lauderdale, FL  33309
         Attention: General Counsel
         Telephone:  (954) 267-3000
         Facsimile:  (954) 267-2862

         with a copy to:

         Testa, Hurwitz & Thibeault, LLP
         125 High Street
         Boston, MA  02110
         Attention: Steven C. Browne
         Telephone:  (617) 248-7000
         Facsimile: (617) 248-7100

         IF TO THE STOCKHOLDER REPRESENTATIVE:

         Edward Sim
         1700 East Putnam Street
         Old Greenwich, CT  06870-1333
         Attention:
         Telephone:  (203) 321-7053
         Facsimile: (203) 321-7008

         with a copy to:

         Stradling Yocca Carlson & Rauth
         660 Newport Center Drive, Suite 1600
         Newport Beach, CA  92660
         Attention: Lawrence B. Cohn
         Telephone: (949) 725-4000
         Facsimile: (949) 725-4100

         IF TO THE ESCROW AGENT:

         American Stock Transfer and Trust
         59 Maiden Lane
         New York, NY 10038
         Attention:  Herb Lemmer
         Telephone:  (718) 921-8209
         Facsimile: (718) 331-1852

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Agreement.

         9. ASSIGNMENT. Parent may assign its rights and obligations under this Agreement to the same extent it is permitted to assign its rights and obligations under the Merger Agreement. Without any limitation of the foregoing, Parent may assign its rights and responsibilities under this Agreement to the LLC in connection with the LLC Merger.

         10. MISCELLANEOUS. This Agreement, and with respect to Parent and the Stockholder Representative, the Merger Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Amount, and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement. The Escrow Agent shall not be liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

         11. STOCKHOLDER PAYMENTS. Any and all payments to be made to the Stockholders pursuant to this Agreement shall be allocated among such Stockholders in the percentages set forth next to the names of the Stockholders as set forth on SCHEDULE 2. All payments to Stockholders shall be made by check made payable to such Stockholders in the name and mailed to the address of such Stockholders set forth on SCHEDULE 2.

         To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.


                               CITRIX SYSTEMS, INC.



                               By:
                                  -------------------------------------------
                                   Name:
                                   Title:


                               EXPERTCITY.COM, INC.



                               By:
                                  -------------------------------------------
                                   Name:
                                   Title:



                               ----------------------------------------------
                               Name: Edward Sim
                               Title:  Stockholder Representative


                               AMERICAN STOCK TRANSFER & TRUST



                               By:
                                  -------------------------------------------
                                   Name:
                                   Title:










                      [Signature Page to Escrow Agreement]

         The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

         EXHIBITS
         --------

         Exhibit B                 Exhibit A to Form of Certificate of Merger
         Exhibit D                 Schedules to Form of Escrow Agreement

         SCHEDULES
         ---------

         Schedule 1                Persons Executing Voting Agreement
         Schedule 1.6(f)           Contingent Consideration
         Schedules 2.1 - 7.1(k)    Company Disclosure Schedules
         Schedule 8.3(i)           Stockholders and Others to Approve Agreement

         Citrix Systems, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Citrix Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.